Offer to Purchase for Cash
      All Outstanding Shares of Common Stock and Class A Common Stock (Including the Associated Rights to Purchase Series A Junior Preferred Stock)
                                    of
                          Berg Electronics Corp.
                                    at
                        $35.00 Net Per Common Share
                                    and
                   $32.965 Net Per Class A Common Share
                                    by
                           Berg Acquisition Co.

                       a wholly owned subsidiary of

                   Framatome Connectors USA Holding Inc.

                and an indirect wholly owned subsidiary of

                  Framatome Connectors International S.A.

------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON WEDNESDAY, SEPTEMBER 30, 1998, UNLESS THE OFFER IS EXTENDED.
------------------------------------------------------------------------------

               THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMMON SHARES"), CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "CLASS A SHARES"), INCLUDING IN EACH CASE THE ASSOCIATED RIGHTS (AS DEFINED BELOW) (THE COMMON SHARES, THE CLASS A SHARES AND THE ASSOCIATED RIGHTS ARE REFERRED TO HEREIN COLLECTIVELY AS THE "SHARES") OF BERG ELECTRONICS CORP. (THE "COMPANY") WHICH, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY BERG ACQUISITION CO. ("PURCHASER") AND FRAMATOME CONNECTORS INTERNATIONAL S.A. ("PARENT"), WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS AND (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER AND UNDER OTHER APPLICABLE ANTITRUST OR COMPETITION LAWS WITH RESPECT TO THE OFFER AND THE MERGER (AS DEFINED BELOW) HAVING EXPIRED OR BEEN TERMINATED. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 16.

               THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW), THE OFFER AND THE MERGER AND DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                               -------------

                                 IMPORTANT


               Any stockholder desiring to tender all or any portion of such stockholder's Shares should (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it with the certificate(s) representing tendered Shares and all other required documents to the Depositary (as defined below),
(2) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (3) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights (as defined below).

               The associated Rights are presently evidenced by the certificates for the Common Shares and the Class A Shares and a tender by a stockholder of such stockholder's Common Shares or Class A Shares will also constitute a tender of the associated Rights. Any stockholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

               Questions and requests for assistance may be directed to the Information Agent (as defined below) or to the Dealer Manager (as defined below) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, or to brokers, dealers, commercial banks or trust companies.

                               ------------

                   The Dealer Manager for the Offer is:

                            Merrill Lynch & Co.

                               ------------
September 2, 1998



                             TABLE OF CONTENTS

                                                                          Page
    INTRODUCTION.............................................................1

1.  Terms of the Offer; Expiration Date......................................2

2.  Acceptance for Payment and Payment.......................................3

3.  Procedure for Tendering Shares...........................................3

4.  Withdrawal Rights........................................................6

5.  Certain Tax Considerations...............................................6

6.  Price Range of Shares; Dividends.........................................7

7.  Certain Information Concerning the Company...............................8

8.  Certain Information Concerning Purchaser, Parent, FC USA and Framatome..10

9.  Source and Amount of Funds..............................................11

10. Background of the Offer; Past Contacts, Transactions or Negotiations with the Company.............................................................11

11. The Merger Agreement; the Stockholders Agreement; the Confidentiality
    Agreement...............................................................12

12. Purpose of the Offer; Plans for the Company.............................21

13. Effect of the Offer on the Market for the Shares; Stock Exchange Listing;
    Registration under the Exchange Act.....................................23

14. Distributions...........................................................24

15. Extension of Tender Period; Termination; Amendment......................24

16. Certain Conditions of the Offer.........................................25

17. Certain Legal Matters; Regulatory Approvals.............................26

18. Fees and Expenses.......................................................28

19. Miscellaneous...........................................................29

Schedule A Directors and Executive Officers of Parent, Purchaser, Framatome
           S.A. and Framatome Connectors USA Holding Inc...................A-1

Schedule B Certain Employment Arrangements.................................B-1

Schedule C Agreement and Plan of Merger....................................C-1

To the Holders of Common Stock
and Class A Common Stock of
BERG ELECTRONICS CORP.:


                               INTRODUCTION


               Berg Acquisition Co., a Delaware corporation ("Purchaser"), a wholly owned subsidiary of Framatome Connectors USA Holding Inc., a New York corporation ("FC USA"), and an indirect wholly owned subsidiary of Framatome Connectors International S.A., a corporation organized under the laws of the Republic of France ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, $0.01 par value per share (the "Common Shares"), of Berg Electronics Corp., a Delaware corporation (the "Company"), at $35.00 per Common Share, net to the seller in cash, and all outstanding shares of Class A Common Stock, $0.01 par value per share (the "Class A Shares"), of the Company, at $32.965 per Class A Share, net to the seller in cash, including in each case the associated rights to purchase Series A Junior Preferred Stock (the "Rights") issued pursuant to the Rights Agreement dated December 22, 1997 and amended August 27, 1998, between the Company and Harris Trust and Savings Bank (as amended, the "Rights Agreement"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements, constitute the "Offer"). The Common Shares, the Class A Shares and the related Rights are collectively referred to herein as the "Shares." Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Dealer Manager"), Harris Trust and Savings Bank (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer.
See Section 18.

               The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any Shares then beneficially owned by Purchaser and Parent, would represent at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Tender Condition") and (2) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") and under other applicable antitrust or competition laws with respect to the Offer and the Merger (as defined below) having expired or been terminated. Certain other conditions to consummation of the Offer are described in Section 16.

               THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW), THE OFFER AND THE MERGER AND DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

               Morgan Stanley & Co. Incorporated, financial advisor to the Company, has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of the Merger Agreement (as hereinafter defined), the consideration to be received by the holders of Common Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of the written opinion of Morgan Stanley & Co. Incorporated containing the assumptions made, the matters considered and the limitations of the review undertaken in rendering such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to stockholders concurrently herewith. Stockholders are urged to and should read the full text of such opinion in conjunction with this Offer.

               According to the Company, as of August 24, 1998, (i) 39,398,204 Common Shares were issued and outstanding, (ii) 1,440,784 stock options were granted and remained unexercised pursuant to the Option Plans, and (iii) 1,908,554 Class A Shares were issued and outstanding. Based upon the foregoing, there were approximately 42,636,573 Shares outstanding on a fully diluted basis. Accordingly, Purchaser believes that the Minimum Tender Condition would be satisfied if approximately 21,360,923 Shares are validly tendered pursuant to the Offer and not withdrawn. Certain stockholders of the Company, collectively owning approximately 9,207,158 Shares (approximately 21.59% of the Shares on a fully diluted basis), have entered into an agreement (the "Stockholders Agreement") dated as of August 27, 1998 with Purchaser pursuant to which such stockholders have agreed to tender the Shares beneficially owned by them in the Offer and to vote such Shares in favor of the Merger and the Merger Agreement. See Section 11.

               The Offer is being made pursuant to an Agreement and Plan of Merger dated as of August 27, 1998 (the "Merger Agreement") among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each outstanding Common Share (other than Common Shares held by Parent or any wholly owned subsidiary of Parent and Common Shares held by stockholders properly exercising appraisal rights under Delaware law) will be converted into the right to receive $35.00 in cash, and each outstanding Class A Share (other than Class A Shares held by Parent or any wholly owned subsidiary of Parent and Class A Shares held by stockholders properly exercising appraisal rights under Delaware law) will be converted into the right to receive $32.965 in cash, in each case, without interest. The Merger Agreement requires that Purchaser obtain the written consent of the Company prior to amending or waiving the Minimum Tender Condition, decreasing the price to be paid for Shares in the Offer, decreasing the number of Shares sought, imposing additional conditions to the Offer, amending any term of the Offer in a manner adverse to the holders of the Shares or extending the Expiration Date (as defined below) of the Offer (subject to certain exceptions). See Section 11. For a discussion of the treatment of stock options in the Merger, see Section 11.

               THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

   1.  Terms of the Offer; Expiration Date.

               Upon the terms and subject to the conditions set forth in the Offer, Purchaser will accept for payment and pay for all Shares that are validly tendered on or prior to the Expiration Date and not withdrawn as provided in Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Wednesday, September 30, 1998, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

               The Offer is subject to certain conditions set forth in Section 16, including satisfaction of the Minimum Tender Condition and the expiration or termination of the waiting period applicable to Purchaser's acquisition of Shares pursuant to the Offer under the HSR Act and under other applicable antitrust or competition laws. If any such condition is not satisfied, Purchaser is obligated to extend the Offer until the earlier of the date such condition is satisfied and December 31, 1998 but reserves the right (but shall not be obligated) to, subject to the terms of the Merger Agreement, (i) with the consent of the Company, waive such condition and purchase all Shares validly tendered on or prior to the Expiration Date and not withdrawn, (ii) with the consent of the Company, terminate the Offer prior to such date and return all tendered Shares to tendering stockholders, (iii) subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended or (iv) delay acceptance for payment or payment for Shares, subject to applicable law and the Company's right to terminate the Merger Agreement if the Offer has not been consummated by December 31, 1998, until satisfaction or waiver of the conditions to the Offer. For a description of Purchaser's right and obligation to extend the period of time during which the Offer is open and to amend, delay or terminate the Offer, see Sections 15 and 16.

               The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

   2.  Acceptance for Payment and Payment.

               Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not withdrawn as soon as practicable after the later of the Expiration Date and the satisfaction or waiver of the conditions set forth in Section 16; provided that Purchaser may extend the Offer for 20 business days from the date that all conditions to the Offer have been satisfied or waived if the number of Shares that have been tendered on or prior to the Expiration Date and not withdrawn represents more than 50% but less than 90% of the Shares outstanding on a fully diluted basis. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares in order to comply in whole or in part with any applicable law. For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Sections 15 and 16.

               For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. Under no circumstances will interest be paid by Purchaser on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

               If Purchaser increases the consideration to be paid for Common Shares or Class A Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Common Shares or Class A Shares, as the case may be, purchased pursuant to the Offer. In the event of any increase in the price to be paid to holders of Common Shares, the price to be paid for Class A Shares will be increased by an equal amount, and in the event of any increase in the price to be paid to holders of Class A Shares, the price to be paid for Common Shares will be increased by an equal amount.

               Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

               If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer.

   3.  Procedure for Tendering Shares.

               To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery, including an Agent's Message (as defined below), must be received by the Depositary if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with.

               The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility (as defined below) to and received by the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

               Book Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

               Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed
(a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

               Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

           (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Purchaser is received by the Depositary (as provided below) on or prior to the Expiration Date; and

         (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

               The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

               The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, registered mail with return receipt requested, properly insured, is recommended.

               Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder, and, if applicable, each other payee, must provide the Depositary with such stockholder's or payee's correct taxpayer identification number and certify that such stockholder or payee is not subject to such backup withholding by completing the Substitute Form W-9 set forth in the Letter of Transmittal. In general, if a stockholder or payee is an individual, the taxpayer identification number is the Social Security number of such individual. If the Depositary is not provided with the correct taxpayer identification number, the stockholder or payee may be subject to a $50 penalty imposed by the Internal Revenue Service. Certain stockholders or payees (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order to satisfy the Depositary that a foreign individual qualifies as an exempt recipient, such stockholder or payee must submit a statement, (Form W-8, Certificate of Foreign Status) signed under penalties of perjury, attesting to that individual's exempt status.

               By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after August 27,
1998). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents granted by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such stockholder (and, if given or executed, will not be deemed to be effective). Such designees of Purchaser will be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

               The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that
(a) such stockholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) the tender of such Shares complies with Rule 14e-4, and
(c) such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

               All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

   4.  Withdrawal Rights.

               Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after October 31, 1998 unless theretofore accepted for payment as provided in this Offer to Purchase. If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

               To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares.
If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

               All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

   5.  Certain Tax Considerations.

               The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a tendering stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and such stockholder's aggregate adjusted tax basis in the Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). If tendered Shares are held by a tendering stockholder as capital assets (within the meaning of Section 1221 of the Code), any gain or loss recognized by the tendering stockholder will constitute capital gain or loss, and will constitute long-term capital gain or loss if the tendering stockholder held the underlying Shares for more than 12 months as of the date of disposition.

               Under the Internal Revenue Service Restructuring and Reform Act of 1998, in the case of noncorporate stockholders, if the underlying Shares have been held for more than 12 months as of the date of disposition, any long-term capital gain recognized by a noncorporate stockholder generally will be subject to federal income tax at a maximum rate of 20%. There are limits on the deductibility of capital losses.

               The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of Shares in light of its individual circumstances.

               THE SUMMARY OF TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW AS CURRENTLY IN EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

   6.  Price Range of Shares; Dividends.

               The Common Shares are listed and principally traded on the NYSE under the symbol "BEI." There is no established public trading market for the Class A Shares. The following table sets forth for the periods indicated the high and low sales prices per Common Share on the NYSE Composite Tape, as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company 1997 10-K") with respect to the years 1996 and 1997, and thereafter as reported in published financial sources. According to the Company, the Company has not paid any cash dividends on any class of its common stock since its incorporation in November 1992. Prior to March 1, 1996, there was no established public trading market for the Common Shares.

                                                     High           Low
 1996                                              --------       -------
  First Quarter from March 1 - March 31.......    $ 13           $ 11 3/16
  Second Quarter..............................      14 5/16        11 3/8
  Third Quarter...............................      14             10 1/8
  Fourth Quarter..............................      16 1/4         12 9/16
1997
  First Quarter...............................      15 15/16       13 5/8
  Second Quarter..............................      18 1/16        13 7/8
  Third Quarter...............................      26 7/8         17 15/16
  Fourth Quarter..............................      28 31/32       18 1/2
1998
  First Quarter...............................      28 11/16       22 10/16
  Second Quarter..............................      25 3/4         19 1/2
  Third Quarter (through September 1, 1998)...      33 5/16        18 13/16




               On August 26, 1998, the last full day of trading prior to the announcement of the Offer and of the execution of the Merger Agreement, the reported closing sales price per Share on the NYSE Composite Tape was $21 9/16. On September 1, 1998, the last full day of trading prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE Composite Tape was $33 5/16.


                     STOCKHOLDERS ARE URGED TO OBTAIN
             CURRENT MARKET QUOTATIONS FOR THE COMMON SHARES.

   7.  Certain Information Concerning the Company.

               The Company is a Delaware corporation with its principal executive offices located at 101 South Hanley Road, St. Louis, Missouri 63105.

               According to the Company 1997 10-K, the Company is principally engaged in the design, manufacturing and marketing of electronic connectors and cable assembly products for applications primarily in the telecommunications, computer and industrial markets.

               The Company is a holding company that owns all of the outstanding capital stock of Berg Electronics Group, Inc. ("Berg"). The Company and Berg were incorporated in Delaware in November 1992 by an investor group led by Hicks, Muse, Tate & Furst Incorporated ("Hicks, Muse") and Mills & Partners, Inc. ("Mills & Partners") to facilitate the acquisition of the Connector Systems Business of the Electronics Division of E.I. du Pont de Nemours and Company in February 1993 (the "Initial Acquisition"). Subsequent to the Initial Acquisition, the Company has made seven strategic acquisitions. The most significant of these were the acquisitions of the Connector System Business of the Microelectronics division of AT&T Corp. in May 1994 and the connector business of Ericsson Telecom AB located in Sweden in December 1996. The Company operates 23 principal manufacturing and research facilities and other principal properties located in 13 different countries. In addition, the Company maintains 26 sales and marketing facilities, all of which are leased, including five located in the United States, three in India, two each in Japan and the People's Republic of China and one each in Canada, Germany, Italy, Sweden, Finland, France, the Netherlands, Spain, Switzerland, the United Kingdom, Singapore, Hong Kong, Taiwan and Korea. The Company also maintains an engineering office in the United States.

               The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company 1997 10-K, the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (together with the Company 1997 10-K, the "Company 10-Ks") and the unaudited financial statements contained in the Company's quarterly reports on Form 10-Q for its fiscal quarters ended June 30, 1998 and June 30, 1997 (the "Company 10-Qs"), respectively. More comprehensive financial information is included in such Company 10-Ks and Company 10-Qs and the other documents filed by the Company with the Securities and Exchange Commission (the "Commission"), and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.


                          BERG ELECTRONICS CORP.
                   SELECTED CONSOLIDATED FINANCIAL DATA
              (In thousands, except Share and per Share data)

                                                        For the Years ended                     For the Six Months ended
                                                            December 31,                          June 30, (unaudited)
                                              ---------------------------------------         ---------------------------
                                                1995            1996           1997             1997               1998
                                              --------        --------       --------         --------           --------
Income Statement Data:
Net sales................................     $667,249        $704,669       $785,150         $391,016           $385,543
Income before income tax provision and
 extraordinary items.....................       15,131          47,336         62,310           30,193             36,721
Extraordinary items - loss on early
 extinguishment of debt, net of income
 tax of $0, $12,443 and $3,734,
 respectively............................           --         (18,664)        (5,964)             --                 --
Net income...............................        9,329          10,281         32,226           18,491             22,766
Net income (loss) per common share -
 diluted.................................        (0.21)          (0.44)          0.78             0.44               0.55


                                                                 As of December 31,            As of June 30, (unaudited)
                                                              -----------------------         ---------------------------
                                                                1996           1997             1997               1998
Balance Sheet Data:                                           --------       --------         --------           --------
Working capital.........................................      $41,160        $42,705           $58,583            $79,635
Total assets............................................      682,007        704,646           701,834            746,339
Long-term obligations, less current maturities..........      324,646        316,544           324,008            356,592
Other long-term liabilities.............................       40,738         51,686            40,450             51,076
Total Stockholders' equity..............................      138,892        135,884           143,446            159,014



               The information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. Although Purchaser does not have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, Purchaser does not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser.

               The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission in New York (Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278) and Chicago (Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604). Copies of such material can also be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549, at prescribed rates. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

               In the course of the discussions between representatives of Parent and the Company regarding the Offer and the Merger (see Section 10), representatives of Parent were provided with certain projections of future operations. The projections, and the assumptions underlying such projections, were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because they were provided to Parent. None of Parent, Purchaser, the Company, any of their financial advisors or the Dealer Manager assumes any responsibility for the accuracy of these projections. These projections are based upon a variety of assumptions relating to the businesses of the Company which may not be realized and are subject to significant uncertainties and contingencies beyond the control of the Company. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown. None of the Company, Parent or Purchaser intends to update, revise or correct such projections if they become inaccurate (even in the short term).

               Set forth below is a summary of the projections. These projections should be read together with the financial statements of the Company referred to herein.


                          Berg Electronics Corp.
                     Summary Projected Financial Data

                               Fiscal Years Ended December 31,
                      -------------------------------------------------
                        1997A          1998         1999         2000
                      ---------      --------     --------     --------
                                       ($ in millions)
Total Sales......       $785.2        $825.0       $944.5      $1,039.0
Gross Profit.....        279.5         296.0        340.2         375.1
Operating Income.         92.3         106.0        129.4         154.2
Net Income.......         38.3          50.4         65.5          81.5
EBITDA...........        157.1         177.4        206.9         236.7

------------
   Earnings before interest, taxes, depreciation and amortization ("EBITDA") includes operating income adjusted to exclude depreciation, amortization of intangible assets and noncash net periodic post-retirement benefit charges.

               The Company and its representatives provided Parent and its representatives the following assumptions as underlying the foregoing projections.

               Sales: In 1998, sales are projected to increase 5.1% as a result of volume increases which are offset partially by (i) the adverse effects of currency in Europe and Asia and (ii) the adverse effects of the Asian economy, particularly Korea, Japan, Taiwan and Singapore. Strong telecom product demand in North America and Europe in 1998 and the favorable impact of MEG-Array[Trademark] product line sales in the second half of 1998 are expected to compensate for relatively weaker demand in the remainder of the computer market.

               In 1999, sales are projected to increase 14.5% as a result of new program opportunities plus the full year effect of the MEG-Array[Trademark] program. Thereafter, sales are projected to increase at approximately 10% as a result of strength in the Company's primary market, telecom.

               Gross margin: Gross margin is projected to increase from 35.6% in 1997 to 35.9% in 1998 as a result of focused cost reduction and cost containment efforts, plus the favorable effect of currencies on costs in Europe and Asia. In 1999 and beyond, gross margin is projected to increase to 36.1% as the Company continues to use cost reduction activities to offset price erosion.

   8.  Certain Information Concerning Purchaser, Parent, FC USA and Framatome

               Purchaser is a Delaware corporation incorporated on August 26, 1998 and to date has engaged in no activities other than those incident to its formation, the execution and delivery of the Merger Agreement and the Stockholders Agreement and the commencement of the Offer. Purchaser is a wholly-owned subsidiary of FC USA which, in its turn, is a wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at 55 Walls Drive, Suite 304, Fairfield, CT 06432-0599.

               FC USA is a New York corporation. It is, through its subsidiaries, principally engaged in the design, manufacturing and sale of electrical, optical and electronical connectors, interconnection systems and the related application tooling. The principal executive offices of FC USA are located at 55 Walls Drive, Suite 304, Fairfield, CT 06432-0599.

               Parent is a corporation organized under the laws of the Republic of France. It is principally engaged in the design, manufacturing and sales of electrical, optical and electronical connectors, interconnection systems and the related application tooling. The principal executive offices of Parent are located at Tour Framatome, 1, Place de la Coupole, 92084 Paris La Defense, France. Parent is a wholly-owned subsidiary of Framatome S.A., a corporation organized under the laws of the Republic of France ("Framatome"). Framatome is principally engaged in design and manufacturing of nuclear reactors, fabrication and supply of nuclear fuel and supply of nuclear services. Framatome is also, through its subsidiary, engaged in the connectors business. Further, it has built up a mechanical engineering business. The principal executive offices of Framatome are located at Tour Framatome, 1, Place de la Coupole 92084 Paris Defense, France. Framatome is owned approximately 44% by Alcatel, 36% by CEA Industrie, 11% by Electricite de France ("E.D.F."), 4% by CDR Participations and 5% by employees of Framatome. Each of CEA Industrie, E.D.F. and CDR Participations are French national companies.

               The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of Parent, Purchaser, Framatome and FC USA and certain other information are set forth on Schedule A hereto.

               Except as provided in the Merger Agreement, as disclosed in the
Schedule 13D to be filed by Parent, and as otherwise described in this Offer to Purchase, (i) neither Framatome, Parent, FC USA or Purchaser (the "Reporting Persons") nor, to the best of the knowledge of Purchaser, any of the persons listed in Schedule A hereto, nor any associate or majority-owned subsidiary of any of the foregoing beneficially owns, or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Reporting Persons nor, to the best of their knowledge, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

               Except as described in this Offer to Purchase, none of the Reporting Persons nor, to the best of the knowledge of Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees, division of profits or loss or the giving or withholding of proxies.

               Except as set forth in this Offer to Purchase, since January 1, 1995, none of the Reporting Persons nor, to the best of the knowledge of Purchaser, any of the persons listed in Schedule A hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between the Reporting Persons or any of their subsidiaries or, to the best knowledge of Purchaser, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

   9.  Source and Amount of Funds.

               The total amount of funds required by Purchaser to purchase Shares pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $1.5 billion. Depending upon the decision of Framatome, Parent and Purchaser as to the most appropriate use of their liquid assets and borrowing capacity, such funds will be provided to Purchaser by capital contributions or loans from Framatome or Parent, through borrowings from banks of the nature described below or through some combination thereof. Framatome has committed to contribute to Parent 3,000M French francs.

               On the basis of a letter from Credit Commercial de France and Societe Generale, 6,000M French francs are expected to be available to Parent on an unsecured basis for a term of four years at a floating rate of interest equal to the Paris Inter Bank Offered Rate plus up to a maximum of 0.30%.

  10. Background of the Offer; Past Contacts, Transactions or Negotiations with the Company.

               Parent expects to file a Schedule 13D with the Commission reporting Shares that may be deemed to be beneficially owned by Parent and its affiliates as a result of the Stockholders Agreement entered into by Purchaser and certain stockholders of the Company listed on the signature pages thereto. See Section 11.

               In December 1997, representatives of Parent met with representatives of the Company, at which time Parent indicated that it was interested in pursuing a business combination with the Company. The Company indicated to Parent that it was not for sale but that an attractive offer for a negotiated transaction would have to be considered by the Company's Board of Directors. No agreement was reached as to how to proceed.

               On July 21, 1998, Parent received a written invitation from Morgan Stanley & Co. Incorporated ("Morgan Stanley"), acting on behalf of the Company, to submit a written indication of interest in an acquisition of the Company. On July 21, 1998, the Company and Parent entered into a confidentiality agreement (the "Confidentiality Agreement"). See Section 11. Parent submitted its indication of interest to the Company on July 28, 1998.

               During the period following the submission of the indication of interest, representatives of Parent conducted due diligence investigations regarding the business and properties of the Company. In addition, representatives of Parent met with senior management of the Company to discuss the Company.

               On August 24, 1998, Parent submitted a firm bid for the Company
to Morgan Stanley.   During the period from August 25 through August 27, 1998,
representatives of Parent and the Company discussed the terms of a possible acquisition and negotiated the terms of the Merger Agreement. On August 27, 1998, the Company agreed to the acquisition by Purchaser of the Company for a price of $35.00 in cash per Common Share and a price of $32.965 in cash per Class A Share, following which the Merger Agreement was executed.

  11. The Merger Agreement; the Stockholders Agreement; the Confidentiality Agreement.

               The Merger Agreement. The following is a summary of the Merger Agreement, a copy of which is included as Schedule C hereto. Such summary is qualified in its entirety by reference to the Merger Agreement.

               The Offer. The Merger Agreement provides for the making of the Offer. The obligations of Purchaser to accept for payment and to pay for any and all Shares validly tendered on or prior to the expiration of the Offer and not withdrawn are subject to the satisfaction of the Minimum Tender Condition and certain other conditions described in Section 16. Purchaser has agreed not to amend or waive the Minimum Tender Condition, decrease the Offer Price or decrease the number of Shares sought, or impose any additional conditions to the Offer, or amend any term of the Offer in any manner adverse to the holders of the Shares or extend the expiration date of the Offer, in each case without the prior written consent of the Company. Notwithstanding the foregoing, Purchaser has agreed to extend the Offer from time to time until the date that all conditions to the Offer have been satisfied, if, and to the extent that, at the initial expiration date of the Offer, or any extension thereof, all conditions to the Offer have not been satisfied or waived, subject to the right of the Company, Purchaser and Parent to terminate the Offer on December 31, 1998.

               Recommendation. The Company approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has with the affirmative vote of at least a majority of the members of the Board of Directors (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair and in the best interests of the holders of the Shares and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, which approvals constitute approval of the Merger Agreement, the Offer and the Merger for purposes of Section 203 of the General Corporation Law of the State of Delaware (the "Delaware Law"), and (ii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and, if required, approve and adopt the Merger Agreement and the Merger, which recommendation shall not be withdrawn, modified or amended except as permitted by provisions described in "Other Offers" hereof.

               The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the time at which the Company and Purchaser file a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger") and make all other filings or recordings required by the Delaware Law in connection with the Merger, Purchaser shall be merged with and into the Company in accordance with Delaware Law. Should the merger of Purchaser with and into the Company give rise to any material tax liability, at the election of Parent and subject to the consent of the Company, such consent not to be unreasonably withheld, the Merger may be structured so that the Company shall be merged with and into Purchaser with the result that Purchaser shall be the Surviving Corporation. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time as is specified in the Certificate of Merger (the "Effective Time"). As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will be the Surviving Corporation. The Merger shall have the effects set forth in the Delaware Law.

               At the Effective Time, (i) each share of the common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; (ii) any Shares held by the Company as treasury stock and any Shares owned by Parent, Purchaser or any other wholly owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; (iii) each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares to be canceled in accordance with (ii) hereof and any Shares as to which appraisal rights have been perfected) shall be converted into the right to receive $35.00 in cash, without interest; and (iv) each Class A Share issued and outstanding immediately prior to the Effective Time (other than Class A Shares to be canceled in accordance with (ii) hereof and any Class A Shares as to which appraisal rights have been perfected) shall be converted into the right to receive $32.965 in cash, without interest.

               Company Option Plans. At the Effective Time, each then outstanding option (collectively, the "Options") to purchase or acquire Common Shares under the Company's 1993 Stock Option Plan, as amended, the Company's 1998 Incentive Compensation Plan and the director option to purchase 48,660 Common Shares (collectively, the "Option Plans"), whether or not then exercisable or vested, shall be canceled and shall represent the right to receive in cash an amount equal to the product of (i) the number of Common Shares subject to each such Option and (ii) the excess of (A) $35.00 over (B) the per share exercise price of such Option. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, obtaining any consents from holders of Options or making any amendments to the terms of the Option Plans) that are necessary to give effect to the transactions contemplated by the Merger Agreement. Notwithstanding any other provision of this paragraph, payment may be withheld in respect of any stock option until necessary consents are obtained.

               Board of Directors. The Merger Agreement provides that promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represent at least a majority of the outstanding Shares, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to any additional directors designated by Parent pursuant to this paragraph) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent and any of their affiliates (including Shares accepted for payment) bears to the total number of Shares then outstanding. Notwithstanding the foregoing, until the Effective Time, the Company shall retain as members of its Board of Directors at least two directors who are directors of the Company on the date of the Merger Agreement; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors.

               From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors, any amendment of the Merger Agreement or the Certificate of Incorporation or By-Laws of the Company, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser thereunder, any waiver of any condition or of the Company's rights thereunder or other action by the Company in connection with the rights of the Company thereunder may be effected only with the concurrence of a majority of the directors of the Company then in office who were directors of the Company on the date of the Merger Agreement.

               Company Stockholder Meeting. Pursuant to the Merger Agreement, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of voting on the approval and adoption of the Merger Agreement, unless a vote of stockholders by the Company is not required by Delaware Law.

               If a Company Stockholder Meeting is required, the Merger Agreement provides that the Company will promptly prepare and file with the Commission a preliminary proxy or information statement (the "Proxy Statement") relating to the Merger and the Merger Agreement. The Company has agreed, subject to the fiduciary duties of its Board of Directors as advised by counsel and subject to other exceptions, to include in the Proxy Statement the recommendation of the Board of Directors that the stockholders approve and vote in favor of the adoption of the Merger Agreement and the Merger. Parent has agreed to vote or cause to be voted all Shares then owned by it, Purchaser or any of its other subsidiaries and affiliates, in favor of approval of the Merger and the adoption of the Merger Agreement. In the event that Purchaser acquires at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties to the Merger Agreement agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company.

               Covenants of the Company. The Company has agreed that, except
(i) as contemplated by the Merger Agreement, (ii) with regard to entering into certain lease assignments and employee agreements regarding change of control as disclosed in Section 5.1 of the Company Disclosure Schedule (as defined in the Merger Agreement) and as described in part in Section 12 or (iii) as agreed in writing by Parent, after the date of the Merger Agreement, and prior to the time the directors of Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company (the "Election Date"):

           (a) the business of the Company and its subsidiaries (as defined in the Merger Agreement) shall be conducted only in the ordinary course of business, consistent with past practices and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers and other third parties, and to keep available the services of their present officers, employees and business associates;

           (b) each of the Company and its subsidiaries will not, directly or indirectly, (i) amend or propose any change to its Certificate of Incorporation or By-laws or similar organizational documents or (ii) split, combine or reclassify its outstanding capital stock;

           (c) neither the Company nor any of its subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution (whether payable in cash, stock or property or any combination thereof) with respect to its capital stock (other than cash dividends from any wholly-owned subsidiary of the Company to the Company or any other subsidiary of the Company all of the capital stock of which is owned directly or indirectly by the Company); (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than issuances pursuant to the exercise of Options (as defined in the Merger Agreement) outstanding on the date hereof and disclosed on the Company Disclosure Schedule (as defined in the Merger Agreement) or conversion of Class A Shares into Common Shares in accordance with the terms thereof; (iii) sell, lease, license (subject to the further restrictions of paragraph (vi) hereof) or dispose of any assets or properties other than in the ordinary course of business consistent with past practices which individually or in the aggregate are in an amount in excess of $500,000; (iv) incur, assume, prepay or modify any debt, other than in the ordinary course of business consistent with past practices; (v) license or sublicense (in each case subject to the further restrictions of paragraph (vi) hereof) any asset or property of the Company or any subsidiary of the Company except in the ordinary course of business consistent with past practice on a basis that results in a positive current royalty net of any royalties due by the Company or any subsidiary on account of sales by the licensee or sublicensee; (vi) license or sublicense any Intellectual Property (as defined in the Merger Agreement) of the Company or any subsidiary; or (vii) redeem, purchase or otherwise acquire, directly or indirectly, any of its or its subsidiaries' capital stock (except as contemplated by any employee benefit or stock plans or any employment or severance agreement as in effect on the date of the Merger Agreement);

           (d) neither the Company nor any of its subsidiaries shall acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

           (e) neither the Company nor any of its subsidiaries shall make any investment other than in readily marketable securities in any amount in excess of $500,000 in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer;

           (f) neither the Company nor any of its subsidiaries shall waive, release, grant, or transfer any rights of value material to the Company and its subsidiaries taken as a whole;

           (g) neither the Company nor any of its subsidiaries shall, except as may be required or contemplated by the Merger Agreement or by applicable law, (i) enter into, adopt, materially amend or terminate any Benefit Plans (as defined in the Merger Agreement), (ii) enter into or amend any retention plan or stay bonus arrangement, employment or severance agreement, (iii) increase in any manner the compensation or other benefits of its officers or directors or (iv) increase in any manner the compensation or other benefits of any other employees (except, in the case of this clause (iv), for normal increases in the ordinary course of business, consistent with past practices);

           (h) neither the Company nor any of its subsidiaries shall: (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than subsidiaries of the Company), except pursuant to contractual indemnification agreements entered into in the ordinary course of business, consistent with past practices; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company and payroll, travel and similar advances made in the ordinary course of business consistent with past practices); (iii) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner; or (iv) authorize or make capital expenditures which exceed $2,500,000 individually or $20,000,000 in the aggregate;

           (i) neither the Company nor any of its subsidiaries shall pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred since the most recent date thereof pursuant to an agreement or transaction described in the Merger Agreement (including the schedules thereto) or incurred in the ordinary course of business, consistent with past practices;

           (j) neither the Company nor any of its subsidiaries shall change in any material respect any of the accounting methods, principles, policies or procedures used by it unless required by generally accepted accounting principles or applicable law;

           (k) the Company will not amend, modify or terminate any Material Agreement (as defined in the Merger Agreement) or enter into any new agreement material to the business of the Company, other than in the ordinary course of business consistent with past practices or with the prior written consent of Parent, which consent shall not be unreasonably withheld;

           (l) neither the Company nor any subsidiary will amend or modify any existing Affiliate Transaction (as defined in the Merger
     Agreement) or enter into any new Affiliate Transaction other than with the prior written consent of Parent;

           (m) neither the Company nor any of its subsidiaries will take or commit to take any action that would make any representation or warranty of the Company thereunder inaccurate in any respect at, or as of the time prior to, the Election Date; and

           (n) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

               Pursuant to the Company Disclosure Schedule, in addition to execution of the amended employment agreements with respect to senior management of the Company referenced below in Section 12, "Purpose of the Offer; Plans for the Company", the Company, in connection with the execution of the Merger Agreement, is permitted to enter into change of control agreements with additional employees of the Company pursuant to which the Company may be required to make certain payments to such employees upon the consummation of the transactions contemplated by the Merger Agreement or thereafter. The amount of such payments, other than those payments to be made to the members of the senior management set forth in Schedule B hereto, equal in the aggregate $2,646,493.

               No Solicitation.   Pursuant to the Merger Agreement, the
Company has agreed that from and after the date hereof, neither the Company nor any of its subsidiaries shall, whether directly or indirectly through advisors, agents or other intermediaries, nor shall the Company or any of its subsidiaries authorize or permit any of its or their directors, officers, advisors, agents or representatives, to (i) initiate, solicit, encourage or facilitate, directly or indirectly, any Acquisition Proposal (as defined below), (ii) engage in negotiations or discussions (other than, upon contact initiated by a third party, to advise such third party of the existence of the restrictions set forth in this section) with, or furnish any information or data to, any third party relating to an Acquisition Proposal, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries. Notwithstanding anything to the contrary contained in this section or in any other provision of the Merger Agreement, the Company and its Board of Directors may participate in discussions or negotiations with or furnish information to any third party making any Acquisition Proposal not solicited in violation of this section (a "Potential Acquiror") or approve such an Acquisition Proposal if the Company's Board of Directors is advised by its financial advisor that such Potential Acquiror has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the Board determines in good faith (A) after receiving advice from its financial advisor, that such third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal (as defined below), and (B) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would violate the Board's fiduciary duties under applicable law. The Company agreed that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement containing confidentiality and standstill provisions substantially similar to the confidentiality and standstill provisions of the Confidentiality Agreement, but in no event less favorable to the Company, in a material respect. A copy of the confidentiality agreement entered into with the Potential Acquiror shall be provided to Parent for informational purposes only. In the event that the Company shall determine to provide any information as described above, or shall receive any Acquisition Proposal, it shall promptly inform Parent in writing as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and/or the Potential Acquiror and the terms of any Acquisition Proposal and shall continue to advise Parent after providing such information. The Company will immediately cease and cause its advisors, agents and other intermediaries to terminate any existing activities, discussions and negotiations conducted prior to the execution of the Merger Agreement with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of such party from and after the date of the Merger Agreement.

  (b) The Board of Directors of the Company shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of such Board of Directors of the Merger Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause or agree to cause the Company to enter into any letter of intent, agreement in principle or agreement related to any Acquisition Proposal unless, in each case, the Board determines in good faith (A) after receiving advice from its financial advisor that such Acquisition Proposal is a Superior Proposal and (B) based upon advice of outside legal counsel that the failure to take such action would violate the Board's fiduciary duties under applicable law.

  (c) "Acquisition Proposal" shall mean any inquiry, proposal or offer, whether in writing or otherwise, made by a third party (other than Parent) relating to (i) any acquisition or purchase of 20% or more of the consolidated assets of the Company and its subsidiaries or of 20% or more of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any third party beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination, sale of assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company and its subsidiaries or (iv) any other transaction the consummation of which would reasonably be expected to interfere with in a material way, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Parent of the transactions contemplated by the Merger Agreement (but excluding, in each case, the transactions contemplated by the Merger Agreement).

  (d) "Superior Proposal" means any bona fide Acquisition Proposal, which proposal was not solicited by the Company after the date of the Merger Agreement, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in good faith to be more favorable to the Company and its stockholders than the Offer and the Merger (based on advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger).

  (e) "Third party" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act and the rules of the Commission promulgated thereunder, other than Parent or any of its affiliates.

  (f) Notwithstanding the foregoing, nothing contained in this section entitled "No Solicitation" shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which the Board of Directors of the Company determines in good faith, on the basis of advice from outside legal counsel (who may be the Company's regularly engaged outside legal counsel), that such action is required in order to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law. Notwithstanding anything contained in the Merger Agreement to the contrary,
(i) any action by the Board of Directors permitted to be taken by this section entitled "No Solicitation" shall not constitute a breach of the Merger Agreement by the Company and (ii) any "stop-look-and-listen" communication with respect to the Offer, the Merger or the Merger Agreement solely of the nature contemplated by Rule 14d-9 under the Exchange Act made by the Company as a result of an Acquisition Proposal shall in no event be deemed a withdrawal or modification by the Board of Directors of its approval or recommendation of the Offer, the Merger or the Merger Agreement.

               Non-Solicitation and Non-Competition Agreements. Pursuant to the terms of the Merger Agreement, the Company has agreed that it will, as soon as practicable following the execution of the Merger Agreement, enter into Non-Solicitation and Non-Competition Agreements substantially in the form of the agreements or as otherwise set forth in the Company Disclosure Schedule with the individuals and the entities listed in the Company Disclosure Schedule, which includes in part Mills & Partners and the individuals set forth on Schedule B hereto.

               Transition Services. Pursuant to the terms of the Merger Agreement, the Company has agreed that it will enter into an agreement with Mills & Partners pursuant to which, at the election of the Company, Mills & Partners will provide transition services to the Surviving Corporation for a period of up to six months (as determined by the Company) following the Effective Time at a cost that is equal to the cost to Mills & Partners of providing those services. For the purposes of this paragraph, "transition services" means financial, treasury, accounting, tax, audit, benefit administration, management information services and other related services, and other similar administrative services currently provided to the Company or its subsidiaries by Mills & Partners.

               Director and Officer Liability. Pursuant to the Merger Agreement, the Company has agreed that it will, and from and after the consummation of the Offer, Parent will or will cause the Surviving Corporation or an affiliate of Parent to indemnify, defend and hold harmless the present and former directors and officers of the Company and its subsidiaries (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Merger Agreement to the fullest extent provided under the Company's certificate of incorporation and bylaws in effect on the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. All rights to indemnification and exculpation existing in favor of the directors and officers of the Company as provided in the Company's certificate of incorporation or by-laws, as in effect as of the date of the Merger Agreement, with respect to matters occurring through the Effective Time (including the right to advancement of expenses), shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the consummation of the Offer in any manner that would adversely affect the rights of the individuals who at or prior to the consummation of the Offer were directors or officers of the Company with respect to occurrences at or prior to the consummation of the Offer and Parent shall cause the Surviving Corporation to honor all such rights to indemnification. For a period of three years after the Effective Time, Parent will cause the Surviving Corporation to use its reasonable best efforts to provide directors and officers liability insurance issued by a reputable insurer in respect of acts and omissions occurring prior to the Effective Time covering each of the Indemnified Parties currently covered by the Company's officers' and directors' liability insurance on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided that in satisfying its obligation under this paragraph, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent.

               Employee Benefits. Pursuant to the Merger Agreement, Parent and Purchaser agreed that during the period commencing on the Effective Date (as defined in the Merger Agreement) and ending on the date that is one year from the Effective Date, the Surviving Corporation and its subsidiaries and successors shall provide those persons who, immediately prior to the Effective Time, were employees of the Company or its subsidiaries ("Retained Employees") with employee plans and programs that provide benefits substantially comparable in the aggregate to those provided to such Retained Employees immediately prior to the Effective Time (disregarding for this purpose any stock options or other equity based compensation provided to such employees prior to the Effective Time). With respect to such employee plans and programs provided by the Surviving Corporation and its subsidiaries and successors, service accrued by such Retained Employees during employment with the Company and its subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits and except for benefit accrual under any defined benefit pension plan maintained by Purchaser. Amounts paid before the Effective Time by employees of the Company and its subsidiaries under any medical plans of the Company shall after the Effective Time be taken into account in applying deductible and out-of-pocket limits applicable under any medical plan provided by Parent in substitution therefor to the same extent as if such amounts had been paid under such Parent medical plan.

               Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning its respective business, patents and other proprietary rights, compliance with law, litigation, employee benefit plans, taxes, environmental and other matters.

               Redemption of Rights Plan. Pursuant to the Merger Agreement, the Company represented that it had taken all action necessary to render the Rights Agreement inapplicable to the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

               Conditions to Certain Obligations. The obligations of the Company, Purchaser and Parent to consummate the Merger are subject to the satisfaction of the following conditions: (i) if required by Delaware Law, the adoption by the stockholders of the Company of the Merger Agreement in accordance with such law; (ii) any applicable waiting period under the HSR Act and other applicable antitrust or competition laws relating to the Merger shall have expired or been terminated; (iii) no judgment, statute, rule, regulation, order, decree or injunction, shall have been enacted, promulgated or issued by any Governmental Entity (as defined in the Merger Agreement) or court which prohibits or restrains the consummation of the Merger; and (iv) Parent, Purchaser or their affiliates shall have purchased Shares pursuant to the Offer.

               Termination. The Merger Agreement may be terminated and the Merger contemplated therein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof: (a) by the mutual consent of Parent, Purchaser and the Company; (b) by either of the Company, on the one hand, or Parent and Purchaser on the other hand: (i) if Shares shall not have been purchased pursuant to the Offer on or prior to December 31, 1998; provided further, however, that the right to terminate the Merger Agreement under this clause (b)(i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser, as the case may be, to purchase Shares pursuant to the Offer on or prior to such date; or
(ii) if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to the Merger Agreement shall use their respective reasonable best efforts to lift), in each case restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement or prohibiting Parent to acquire or hold or exercise rights of ownership of the Shares, and such order, decree, ruling or other action shall have become final and non-appealable; (c) by the Company: (i) if, subject to the provisions of the section entitled "No Solicitation" hereof and prior to the purchase of Shares pursuant to the Offer, a third party shall have made an Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, is a Superior Proposal and the Company shall have executed a definitive agreement with such third party in respect of such Superior Proposal; or (ii) if Parent or Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement pursuant to this clause (c)(ii) if the Company is in material breach of the Merger Agreement; and (d) by Parent and Purchaser if, prior to the purchase of Shares pursuant to the Offer, (i) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger; (ii) the Board of Directors of the Company shall have approved or recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); or (iii) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or any of its affiliates) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 50% of the outstanding Shares or shall have acquired, directly or indirectly, at least 50% of the assets of the Company.

               Effect of Termination. (a) In the event of the termination of the Merger Agreement as provided above, written notice thereof shall forthwith be given to the other party or parties specifying the provision of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers, employees, stockholders, representatives, agents or advisors other than, with respect to Parent, Purchaser and the Company, the obligations pursuant to, among others, this section entitled "Effect of Termination", sections hereof on "Transition Services", "Waivers", "Fees and Expenses" and the agreement by Parent to hold confidential any non-public information received in accordance with the provisions of the Confidentiality Agreement dated July 21, 1998. Nothing contained in this section entitled "Effect of Termination" shall relieve Parent, Purchaser or the Company from liability for willful breach of the Merger Agreement.

  (b) In the event that the Merger Agreement is terminated by the Company pursuant to clause (c)(i) above under "Termination" or by Parent and Purchaser pursuant to clause (d) above under "Termination", the Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent on the next business day following such termination, an amount equal to $65,000,000 (the "Termination Fee").

  (c) The Company acknowledged that the agreements contained in this section entitled "Effect of Termination" are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, Parent would not enter into the Merger Agreement; accordingly, if the Company fails to promptly pay the Termination Fee, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall also pay to Parent its costs and expenses incurred in connection with such litigation.

               Fees and Expenses. Except as set forth in the section entitled "Effect of Termination" hereof, all costs and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

               Waivers. Except as otherwise provided in the Merger Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition in the Merger Agreement may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement shall operate as a waiver thereof. The rights and remedies provided in the Merger Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

               The Stockholders Agreement. The following is a summary of the Stockholders Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Stockholders Agreement.

               Voting Agreement. Pursuant to the Stockholders Agreement, each of the holders of capital stock of the Company party to the Stockholders Agreement (the "Stockholders") agrees to vote all Shares that such Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Each Stockholder also agrees that it will not vote any Shares in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

               Agreement to Tender. Pursuant to the Stockholders Agreement, each Stockholder agrees to tender, upon the request of Purchaser (and agrees that it will not withdraw), pursuant to and in accordance with the terms of the Offer, the Shares. Within five business days after the commencement of the Offer, each Stockholder shall deliver to the depositary designated in the Offer (i) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (ii) certificates representing the Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer.

               Other Offers. In accordance with the Stockholders Agreement, each Stockholder and its subsidiaries shall not, and will use their reasonable best efforts to cause their officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that may be considering making, or has made, an Acquisition Proposal or has agreed to endorse an Acquisition Proposal. Each Stockholder will promptly notify Purchaser after receipt of an Acquisition Proposal or any indication that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that may be considering making, or has made, an Acquisition Proposal and will keep Purchaser fully informed of the status and details of any such Acquisition Proposal, indication or request.

               Grant of Proxy. Pursuant to the Stockholders Agreement, each Stockholder has granted an irrevocable proxy appointing Purchaser as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by the voting agreement as Purchaser or its proxy or substitute shall, in Purchaser's sole discretion, deem proper with respect to the Shares.

               Representations and Warranties. The Stockholders Agreement contains customary representations and warranties of the parties thereto.

               No Proxies for or Encumbrances on Shares. Except pursuant to the terms of the Stockholders Agreement, no Stockholder shall, without the prior written consent of Purchaser, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of the Stockholders Agreement.

               No Shopping. Stockholders shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agree to notify Purchaser promptly, and to provide all details requested by Purchaser, if approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

               Appraisal Rights. Each Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

               Amendments; Termination. Any provision of the Stockholders Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party or in the case of a waiver, by the party against whom the waiver is to be effective. The Stockholders Agreement shall terminate on the later to occur of the termination of the Merger Agreement in accordance with its terms or April 1, 1999.

               The Confidentiality Agreement. The following is a summary of the Confidentiality Agreement, a copy of which is filed as an Exhibit to the
Schedule 14D-1. Such summary is qualified in its entirety by reference to the Confidentiality Agreement.

               The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Parent agreed to keep confidential all nonpublic, confidential or proprietary information furnished to it by the Company relating to the Company, subject to certain exceptions (the "Confidential Information"), and to use the Confidential Information solely in connection with evaluating a possible transaction involving the Company and Parent and not in any manner detrimental to the Company. Parent has agreed in the Confidentiality Agreement that for a period of eighteen months from the date of the Confidentiality Agreement, neither it nor any of its affiliates will, among other things, directly or indirectly, acquire or agree or offer to acquire any securities or assets of the Company, solicit proxies with respect to the Company's securities, or propose to enter into any transaction involving the Company unless such proposal is directed and disclosed solely to the management of the Company. Parent further agreed that, for a period of two years from the date of the Confidentiality Agreement, neither Parent nor any of its affiliates will, without the written consent of the Company, solicit the employment of any officer or general manager of the Company, subject to certain exceptions.

  12.  Purpose of the Offer; Plans for the Company.

               The purpose of the Offer is to acquire control of, and an equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The Offer is being made pursuant to the Merger Agreement and the purchase of the Shares pursuant to the Offer will increase the likelihood that the Merger will be effected. If the Offer is successful, the Shares not acquired by Purchaser pursuant to the Offer will be converted (except with respect to Shares owned by Parent or any subsidiary of Parent and Shares as to which appraisal rights have been perfected), subject to the terms of the Merger Agreement, into the right to receive cash in an amount equal to the price per share paid pursuant to the Offer.

               The Board of Directors of the Company has approved the Merger and adopted the Merger Agreement. Depending upon the number of Shares purchased by Purchaser pursuant to the Offer, the Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with Delaware Law. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

               If the Minimum Tender Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger Agreement at the stockholders' meeting without the affirmative vote of any other stockholder.

               If Purchaser acquires 90% of the Shares pursuant to the Offer, the Merger may be consummated without a stockholders' meeting and without the approval of the Company's stockholders. The Merger Agreement provides that Purchaser will be merged with and into the Company following the Offer, and that the certificate of incorporation of Purchaser will be the certificate of incorporation of the Surviving Corporation following the Merger.

               Under Delaware Law, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under Delaware Law. Dissenting stockholders who comply with the applicable statutory procedures under Delaware Law will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share paid in such a merger or other similar business combination. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer.

               In addition, several decisions by Delaware courts have held that, in certain circumstances a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

               If Purchaser purchases Shares pursuant to the Offer and the Merger is consummated more than one year after the completion of the Offer or if an alternative merger transaction were to provide for the payment of consideration less than that paid pursuant to the Offer, compliance by Purchaser with Rule 13e-3 under the Exchange Act would be required, unless the Shares were to be deregistered under the Exchange Act prior to such transaction. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed merger transaction and the consideration offered to minority stockholders therein be filed with the Commission and disclosed to minority stockholders prior to consummation of the merger transaction.

               Plans for the Company. Except as described below or elsewhere in this Offer to Purchase, based on its current knowledge of the Company, Purchaser has no present plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, dividend policy, corporate structure or business or the composition of its board of directors or business. However, Purchaser is continuing its review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel. After the completion of such review, Purchaser may propose or develop alternative plans or proposals, including mergers, transfers of a material amount of assets or other transactions or changes of the nature described above. Purchaser reserves the right to effect any such plans and proposals.

               Parent expects that following the Effective Time (as defined in Section 11) (or at any earlier time permitted by the Merger Agreement) it will cause its designees to constitute a majority of the members of the Board of Directors. In the event the Offer is consummated, Parent may designate a number of members to the Company's Board of Directors (as contemplated by the Merger Agreement), equal to the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors designated by Parent) and (ii) the percentage that the number of shares then owned by Parent bears to the total number of Shares outstanding; provided that the Company shall be entitled to retain as members of the Board of Directors at least two directors who were directors of the Company on the date of the Merger Agreement. The persons who may be designated by Parent are listed on Schedule A hereto.

               The Company has indicated to Purchaser that it expects, upon consummation of the Merger, that the following members of senior management will resign from their positions with the Company: (i) James N. Mills (Chairman of the Board of Directors and Chief Executive Officer of the Company), (ii) Timothy L. Conlon (President and Chief Operating Officer of the Company),
(iii) David M. Sindelar (Senior Vice President and Chief Financial Officer of the Company), (iv) Joseph S. Catanzaro (Chief Accounting Officer of the Company), (v) W. Thomas McGhee (Secretary and General Counsel of the Company),
(vi) Larry S. Bacon (Senior Vice President of the Company), and (vii) David J. Webster (Senior Vice-President of the Company). Pursuant to the terms of the Company's employment arrangements with certain of these individuals, as amended in connection with the execution of the Merger Agreement, each will receive payments from the Company upon resignation and consummation of the Merger in the amount on Schedule B. In addition to the amounts set forth on Schedule B, the Company has indicated to Purchaser that these individuals are expected to receive prorated bonuses under the Key Management Incentive Compensation Plan or the 1998 Senior Executive Incentive Compensation Plan, as applicable. The aggregate payments expected to be made to these individuals pursuant to such plans total approximately $1,236,588.

  13. Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act.

               The purchase of Common Shares pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and may reduce the number of holders of Common Shares, which could adversely affect the liquidity and market value of the remaining Common Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Common Shares or whether such reduction would cause future market prices to be greater or less than the Offer price.

               Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE would consider delisting the Common Shares if, among other things, the number of publicly-held Common Shares (excluding Common Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were less than 1,200 holders of at least 100 shares or the aggregate market value of the publicly-held Common Shares were less than $5 million. According to the Company 1997 10-K, there were approximately 286 holders of record of Common Shares as of December 31 , 1997. If, as a result of the purchase of Common Shares pursuant to the Offer, the Common Shares no longer meet the requirements of the NYSE for continued listing and the listing of Common Shares is discontinued, the market for the Common Shares could be adversely affected.

               If the NYSE were to delist the Common Shares (which Purchaser intends to cause the Company to seek if it acquires control of the Company and the Common Shares no longer meet the NYSE listing requirements), it is possible that the Common Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Common Shares would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources.
The extent of the public market for the Common Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Common Shares at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, the possible termination of registration of the Common Shares under the Exchange Act and other factors.

               The Common Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Common Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Common Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

               The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Common Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a stockholder's meeting and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Common Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act"). If registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer be "margin securities" or eligible for listing or NASDAQ reporting. Purchaser intends to seek to cause the Company to terminate registration of the Common Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Common Shares are met.

  14.  Distributions.

               If on or after August 27, 1998, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on August 27, 1998 of employee stock options and convertible securities outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Sections 15 or 16, Purchaser may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as it deems appropriate including the number or type of securities to be purchased.

  15.  Extension of Tender Period; Termination; Amendment.

               Purchaser reserves the right, at any time or from time to time, in its sole discretion and regardless of whether or not any of the conditions specified in Section 16 shall have been satisfied (i) subject to the Merger Agreement, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension or (ii) subject to the Merger Agreement, to amend the Offer in any respect by making a public announcement of such amendment. There can be no assurance that Purchaser will exercise its right to extend or amend the Offer.

               If Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow stockholders to consider the amended terms of the Offer.
In a published release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

               Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in Section 16 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

               If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in Section 4. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

               Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

  16.  Certain Conditions of the Offer.

               Notwithstanding any other provision of the Offer, subject to the provisions of the Merger Agreement, Parent and Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered Shares if, subsequent to December 31, 1998,
(i) any applicable waiting period under the HSR Act or under other applicable antitrust or competition laws has not expired or been terminated prior to the expiration of the Offer, (ii) the Minimum Tender Condition has not been satisfied, or (iii) at any time on or after August 27, 1998, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following shall exist:

               (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, that has reasonable likelihood of success (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or the consummation by Parent of the Merger, or seeking to obtain material damages in connection with the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole; or

               (b) there shall be any statute, rule, regulation, order, decree or injunction enacted, promulgated or issued by any court, government or governmental authority or agency that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

               (c) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate in all material respects as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period);

               (d) the Company shall have breached or failed to perform or comply with, in any material respects, any obligation, agreement or covenant under the Merger Agreement;

               (e) the Merger Agreement shall have been terminated in accordance with its terms;

               (f) the Board of Directors of the Company shall have withdrawn or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, Purchaser or their affiliates or the Board of Directors of the Company shall have adopted a resolution to do any of the foregoing.

               The foregoing conditions are for the sole benefit of Purchaser and Parent (or their permitted assignees) and, subject to the Merger Agreement, may be asserted by either of them or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any such rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  17.  Certain Legal Matters; Regulatory Approvals.

               General. Based on its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 16.

               Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

               Pursuant to the requirements of the HSR Act, Framatome expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on or about September 2, 1998. As a result, assuming such filing is made on September 2, 1998, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 P.M., New York City time, on Thursday, September 17, 1998. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material related to the Offer from Framatome. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after substantial compliance by Framatome with such request. Thereafter, such waiting period can be extended only by court order or agreement by Purchaser and Seller.

               A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the applicable 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See Section 16. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, Purchaser has agreed to extend the Offer until the earlier of December 31, 1998 or the date the HSR Act requirements are satisfied.

               The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Purchaser or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See
Section 16 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions and Section 11 for certain termination rights in connection with antitrust suits.

               European Antitrust Law. Under EEC Regulation n(o) 4064/89, as amended by Regulation n(o) 1310/97 (the "European Merger Regulation"), notification of certain acquisitions and mergers must be made to the European Commission and such acquisitions and mergers may not be consummated unless a clearance decision has been adopted by the European Commission. However, public bids duly notified to the European Commission may be implemented immediately, provided that the acquirer does not exercise the voting rights attached to the securities.

               Pursuant to the requirements of the European Merger Regulation, Purchaser expects to file a notification with respect to the Offer and Merger with the European Commission on or about September 7, 1998. Shares will not be accepted for payment or paid for pursuant to the Offer until the European Commission has adopted a clearance decision with respect to the Offer and Merger.

               Further to the completion of the notification, the European Commission will have a one month period (which may be extended up to six weeks in certain conditions) to make a clearance decision. However, at the expiration of said one month period, the European Commission may, if it finds that the Offer or Merger raises "serious doubts as to its compatibility with the common market", open an in-depth investigation, which can last up to four months.

               The European Commission may prohibit a merger if the effect of the merger would be to create or strengthen a dominant position, thus significantly impeding effective competition in the Common market or a substantial part of such market. In the alternative, the European Commission may impose conditions upon the implementation of a merger in order to diminish its harmful effects. A prohibition by the European Commission would be an exceptional measure and would only be made if the possible changes to be made by the parties are deemed insufficient to maintain competition.

               Purchaser does not believe that consummation of the Offer and Merger will result in a violation of the European Merger Regulation. However, there can be no assurance that a challenge to the Offer or Merger on European antitrust grounds will not be made, or if such a challenge is made, what the result would be. See Section 16 for certain conditions to the Offer including conditions with respect to litigation and certain governmental actions and
Section 11 for certain termination rights in connection with antitrust suits.

               Other Governmental Approvals. Based upon Purchaser's examination of publicly available information concerning the Company, it appears that the Company and its subsidiaries own property and conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken prior to completion of the Offer by any such government or governmental authority, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 16.

               Appraisal Rights. If the Merger is consummated, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under Delaware Law. Under Delaware Law, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer, the consideration per Share to be paid in the Merger and the market value of the Shares, including asset values and the investment value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

  18.  Fees and Expenses.

               Merrill Lynch, Pierce, Fenner & Smith Incorporated (" Merrill Lynch") is acting as financial advisor to Purchaser and is acting as Dealer Manager in connection with the Offer. Purchaser has agreed to pay Merrill Lynch as compensation for its services as financial advisor and as Dealer Manager in connection with the Offer a fee of $2.1 million at the commencement of the Offer and a fee of $6.1 million payable upon consummation of the Offer (against which the $2.1 million commencement fee will be credited). Purchaser has also agreed to reimburse Merrill Lynch for certain reasonable out-of-pocket expenses incurred in connection with the Offer (including the fees and disbursements of outside counsel) and to indemnify Merrill Lynch against certain liabilities, including certain liabilities under the federal securities laws.

               Purchaser has retained D. F. King & Co., Inc. to act as the Information Agent and Harris Trust and Savings Bank to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

               Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Depository) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

  19.  Miscellaneous.

               The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

               NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

               Purchaser has filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 7 of this Offer to Purchase (except that such information will not be available at the regional offices of the Commission).

                                       Berg Acquisition Co.

September 2, 1998



                                                                    SCHEDULE A

                     DIRECTORS AND EXECUTIVE OFFICERS

   1.  Directors and Executive Officers of Parent.   The name, business
address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is 1, Place de la Coupole, Tour Framatome, 92084 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Previous positions during the last five years with the same organization are not specifically disclosed. All directors and officers listed below are citizens of France, except for John R. Mayo who is a citizen of the United States.


Name and Business Address                 Present Principal Occupation or Employment and Five-Year Employment History
-------------------------                 ---------------------------------------------------------------------------
Philippe Anglaret*                        Chairman and President.  June 1996-June 1997: BES Group
                                          Managing Director for CEGELEC (a projects, services and
                                          equipment manufacturing business), Le Sextant 2, quai Michelet,
                                          92309 Le Vallois Perret, FRANCE.  January 1990-June 1996: BEI
                                          Group Managing Director for CEGELEC.

Michel Cuilhe                             Chief Executive Officer.

Bernard Brice                             Chief Operating Officer.  August 1990-October 1993: Vice President,
                                          PC division for Unisys USA (computers), San Jose, California.
                                          October 1993-December 1994: Vice President, Retail Delivery
                                          Products for Unisys France, Cergy, France.

Philippe de Dreuille                      Chief Administration Officer

Dominique Vignon*                         See information under "Directors and Executive Officers of
                                          Framatome S.A."

Gilbert Lehman*                           Chief Financial Officer for Framatome S.A.

Pierre Charreton*                         Group General Counsel for  Framatome S.A.

Jean-Daniel Levi*                         See information under "Directors and Executive Officers of
                                          Framatome S.A."

Michel Safir                              Vice President and General Manager, Electronics

John R. Mayo                              Vice President and General Manager, Electrical

Andre Louin                               Vice President and General Manager, Automotive

Max Hodeau                                Vice President and General Manager, Interconnections.  1992-1994:
145, rue Yves le Coz                      IBM-Sienna
78035 Versailles Cedex
France

Marc Lamotte                              Vice President and General Manager, Microelectronics
37 rue des Closeaux
78200 Nantes La Jolie
France

Eric d'Amarzit                            Treasurer

------------------
    *Member, Conseil d'Administration.


   2. Directors and Executive Officers of Purchaser. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is 55 Walls Drive, Suite 304, Fairfield, CT 06432-0599. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. Previous positions during the last five years with the same organization are not specifically disclosed. All directors and officers listed below are citizens of France, except for Alan H. Peltz and B. Jill Steps who are citizens of the United States.

Name and Business Address                 Present Principal Occupation or Employment and Five-Year Employment History
-------------------------                 ---------------------------------------------------------------------------
Philippe Anglaret*                        Chairman of the Board and President.  See also information under
1, Place de la Coupole                    "Directors and Executive Officers of Parent".
Tour Framatome
92084 Paris La Defense
FRANCE

Michel Cuilhe*                            Chief Executive Officer.
1, Place de la Coupole
Tour Framatome
92084 Paris La Defense
FRANCE

Alan H. Peltz*                            Vice President, Chief Financial Officer and Treasurer.

B. Jill Steps                             Vice President, Counsel and Secretary


------------------
    *Director


   3. Directors and Executive Officers of Framatome S.A. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Framatome S.A. and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is 1, Place de la Coupole, Tour Framatome, 92084 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Framatome S.A. Previous positions during the last five years with the same organizations are not specifically disclosed. All directors and officers listed below are citizens of France.

Name and Business Address                 Present Principal Occupation or Employment and Five-Year Employment History
-------------------------                 ---------------------------------------------------------------------------
Dominique Vignon*                         Chairman and Chief Executive Officer

Gilbert Lehmann                           Chief Financial Officer

Pierre Charreton                          Group General Counsel

Philippe Raulin                           Vice President and Corporate Chief Administrative Officer

Jean-Daniel Levi                          Senior Vice President, International.  October 1990-January 1996:
                                          General Director for CNES (French space agency)

Francois Nogue                            Vice President, Human Resources and Communications

Gilbert Vidal                             Director of Finance and Accounting

Jean-Paul Barth*                          Director, Real Estate, Insurance and General Services at Alcatel
Alcatel                                   (telecom business).  March 1990 - December 1995: Director, Real
54, rue La Boetie                         Estate, Insurance and General Services at Total 24, Cours Michelet,
75008 Paris                               92800 Puteaux, France.
France

CDR Participations* (represented by       CDR Participations is a French "societe anonyme" acting as
Francois Lemasson)                        defeasance structure with respect to the assets of the Credit Lyonnais
27-29 rue le Peletier,                    bank.
75431 Paris Cedex
France

CEA Industrie                             CEA Industrie (Societe des Participations du Commissariat a
(represented by Philippe Rouvillois)      l'Energie Atomique) is a holding company grouping all the shares
33 rue de la Federation                   and stocks that CEA holds in various industrial companies in France
75752 Paris Cedex 15                      and abroad.
France

Laurent Citti*                            Advisor to the Chairman of Alcatel (telecom business)
Alcatel
33, rue Emerian
73015 Paris
France

Yannick d'Escatha*                        Administrateur General of CEA Industrie (nuclear business)
CEA Industrie
31-33 rue de la Federation
75015 Paris
France

Pierre Daures*                            Director General of E.D.F. (electricity business)
E.D.F.
32 rue de Nonceau
75008 Paris
France

Jean-Pierre Halbron*                      Senior Executive Vice President for Alcatel (telecom business).
Alcatel                                   January 1992 - July 1995: Managing Director of Wasserstein Perella
51 rue la Boetie                          (provider of all information services, assistance and advice services
75008 Paris                               for the investment of capital in companies), 10 rue de la Paix, 75002
France                                    Paris, France

Jean Syrota*                              Chairman and Chief Executive for COGEMA (nuclear fuel cycle
COGEMA                                    business)
2 rue Paul Dautier-BP4
78141 Velizy Cedex
France

Jean-Claude Le Goas*                      Engineer, Nuclear

Jean-Paul Lannegrace                      Executive Vice President, Nuclear Fuel

Jean-Francois Terrien                     Executive Vice President, Mechanical Engineering and Manufacturing

Herve Freslon                             Vice President, Nuclear Operations

Daniele Hertzog                           Vice President, Nuclear Services.  march 1993 - July 1996: Jeumont
                                          Industries (nuclear and Electromechanical equipment, nuclear services), 27 rue de l'Industrie, BP 189, 59573 Jeumont Cedex

Philippe Anglaret                         Member of the Connectors Management Committee. See also
                                          information under "Directors and Officers of Parent"

Michel Cuilhe                             Member of the Connectors Management Committee.

Bernard Brice                             Member of the Connectors Management Committee.  See also
                                          information under "Directors and Officers of Parent"

Philippe de Dreuille                      Member of the Connectors Management Committee.


------------------
    * Member, Conseil d'Administration.


   4. Directors and Executive Officers of Framatome Connectors USA Holding Inc. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Framatome Connectors USA Holding Inc. and certain other information are set forth below. Unless otherwise indicated below, the business address of each director and officer is 55 Walls Drive, Suite 304, Fairfield, CT 06432-0599. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Framatome Connectors USA Holding Inc. Previous positions during the last five years with the same organization are not specifically disclosed. All directors and officers listed below are citizens of France, except for Alan H. Peltz and B. Jill Steps and John R. Mayo who are citizens of the United States.

Name and Business Address                 Present Principal Occupation or Employment and Five-Year Employment History
-------------------------                 ---------------------------------------------------------------------------
Philippe Anglaret*                        See information under "Directors and Executive Officers of Parent."
1, Place de la Coupole
Tour Framatome
92084 Paris La Defense
France

Michel Cuilhe*                            Senior Vice President and Assistant Secretary
1, Place de la Coupole
Tour Framatome
92084 Paris La Defense
France

Alan H. Peltz*                            Vice President, Chief Financial Officer and Treasurer

B. Jill Steps                             Vice President, Counsel and Secretary

Bernard Brice*                            See information under Directors and Executive Officers of Parent.
1, Place de la Coupole
Tour Framatome
92084 Paris La Defense
France

John R. Mayo*                             General Manager, Electrical for Parent
47 East Industrial Park Dr.
Manchester, N.H.  03109

Gilbert Lehmann*                          Chief Financial Officer for Framatome S.A.
1, Place de la Coupole
Tour Framatome
92084 Paris La Defense
France

Francois Nogue*                           Vice President, Human Resources and Public Relations for
1, Place de la Coupole                    Framatome S.A.
Tour Framatome
92084 Paris La Defense
France

Michel Safir*                             General Manager, Electronics for Parent
1, Place de la Coupole
Tour Framatome
92084 Paris La Defense
France


------------------
    *Member, Conseil d'Administration.


   5. Persons Who May Be Designated by Parent to Serve as Directors on the Company's Board of Directors. The name, business address, present principal occupation or employment, five-year employment history and beneficial ownership of Shares (if any) of each person who may be designated by Parent to serve as directors on the Company's Board of Directors is set forth below. Unless otherwise indicated, the address of each director and officer is 1, Place de la Coupole, Tour Framatome, 92084 Paris La Defense, France. All directors listed below are citizens of France except Alan H. Peltz, B. Jill Steps and John R. Mayo who are citizens of the United States.

   Name and Business Address        Age     Present Principal Occupation or Employment and Five-Year Employment History
----------------------------        ---     ---------------------------------------------------------------------------
Philippe Anglaret                   48      See information under "Directors and Officers of Parent"

Michel Cuilhe                       47      See information under "Directors and Officers of Parent"

Alan H. Peltz                       54      See information under "Directors and Officers of Purchaser"
55 Walls Drive
Suite 304
Fairfield, CT 06432-0599

B. Jill Steps                       53      See information under "Directors and Officers of Purchaser"
55 Walls Drive
Suite 304
Fairfield, CT 06432-0599

John R. Mayo                        49      See information under "Directors and Officers of Parent"

Bernard Brice                       49      See information under "Directors and Officers of Parent"

Philippe de Dreuille                48      See information under "Directors and Officers of Parent"

Michel Safir                        64      See information under "Directors and Officers of Parent"

Andre Louin                         55      See information under "Directors and Officers of Parent"



                                                                    SCHEDULE B



                      CERTAIN EMPLOYMENT ARRANGEMENTS


               Upon consummation of the Merger, the Company expects that, pursuant to the terms of the following individual's employment arrangements with the Company, as amended in each case in connection with the execution of the Merger Agreement, the following individuals will receive the following payments from the Company.

                  Employee                         Payment
                  --------                         -------
               James N. Mills                     $2,974,647
               Timothy Conlon                 Not applicable
               David M. Sindelar                   1,013,063
               Joseph S. Catanzaro                   210,000
               Thomas McGhee                         676,465
               Larry S. Bacon                        653,135
               David J. Webster                      513,341


                                                                    SCHEDULE C









                       AGREEMENT AND PLAN OF MERGER



                               by and among



                  FRAMATOME CONNECTORS INTERNATIONAL S.A.



                           BRAVO ACQUISITION CO.



                                    and



                          BERG ELECTRONICS CORP.



                              August 27, 1998



                             TABLE OF CONTENTS

                               -------------
                                                                          Page

                                   ARTICLE 1
                             The Offer and Merger

Section 1.1.   The Offer...................................................C-5
Section 1.2.   Company Actions.............................................C-7
Section 1.3.   Directors...................................................C-7
Section 1.4.   The Merger..................................................C-8
Section 1.5.   Effective Time..............................................C-8
Section 1.6.   Closing.....................................................C-8
Section 1.7.   Directors and Officers of the Surviving Corporation.........C-9
Section 1.8.   Stockholders' Meeting.......................................C-9
Section 1.9.   Merger Without Meeting of Stockholders......................C-9

                                   ARTICLE 2
                           Conversion of Securities

Section 2.1.   Conversion of Capital Stock................................C-10
Section 2.2.   Exchange of Certificates...................................C-10
Section 2.3.   Dissenting Shares..........................................C-11
Section 2.4.   Company Option Plans.......................................C-11

                                   ARTICLE 3
                 Representations and Warranties of the Company

Section 3.1.   Organization; Subsidiaries.................................C-12
Section 3.2.   Capitalization.............................................C-12
Section 3.3.   Authorization; Validity of Agreement; Company Action.......C-13
Section 3.4.   Consents and Approvals; No Violations......................C-14
Section 3.5.   SEC Reports and Financial Statements ......................C-14
Section 3.6.   No Undisclosed Liabilities.................................C-14
Section 3.7.   Absence of Certain Changes.................................C-15
Section 3.8.   Contracts..................................................C-16
Section 3.9.   Employee Benefit Plans; ERISA..............................C-16
Section 3.10.  Litigation.................................................C-17
Section 3.11.  Permits; No Default; Compliance with Applicable Laws.......C-17
Section 3.12.  Taxes......................................................C-18
Section 3.13.  Real and Personal Property.................................C-18
Section 3.14.  Intellectual Property......................................C-19
Section 3.15.  Environmental Matters......................................C-19
Section 3.16.  Employee and Labor Matters.................................C-20
Section 3.17.  Information in Offer Documents.............................C-20
Section 3.18.  Brokers or Finders.........................................C-20
Section 3.19.  Insurance..................................................C-20
Section 3.20.  Opinion of Financial Advisor...............................C-20
Section 3.21.  Rights Plan; Takeover Laws.................................C-20
Section 3.22.  Termination Agreement......................................C-21
Section 3.23.  Exon-Florio................................................C-21

                                 ARTICLE 4
        REPRESENTATIONS AND WARRANTIES OF PARENT AND THE Purchaser

Section 4.1.   Organization...............................................C-21
Section 4.2.   Authorization; Validity of Agreement; Necessary Action.....C-22
Section 4.3.   Consents and Approvals; No Violations......................C-22
Section 4.4.   Information in Offer Documents; Proxy Statement............C-22
Section 4.5.   Sufficient Funds...........................................C-22
Section 4.6.   Share Ownership............................................C-23
Section 4.7.   Purchaser's Operations.....................................C-23

                                 ARTICLE 5
                                 Covenants

Section 5.1.   Interim Operations of the Company..........................C-23
Section 5.2.   Access to Information......................................C-24
Section 5.3.   Employee Benefits..........................................C-25
Section 5.4.   No Solicitation............................................C-25
Section 5.5.   Publicity..................................................C-26
Section 5.6.   Indemnification; D&O Insurance.............................C-27
Section 5.7.   Approvals and Consents; Cooperation; Notification..........C-27
Section 5.8.   Reasonable Best Efforts; Further Assurances................C-28
Section 5.9.   Shareholder Litigation.....................................C-28
Section 5.10.  Fair Price Statute.........................................C-28
Section 5.11.  Non-solicitation and Non-Competition Agreements............C-28
Section 5.12.  Transition Services........................................C-28

                                 ARTICLE 6
                                Conditions

Section 6.1.   Conditions to Each Party's Obligation to Effect the Merger.C-28
Section 6.2.   Conditions to the Obligations of the Company to Effect the
               Merger.....................................................C-29
Section 6.3.   Conditions to the Obligations of Parent and the Purchaser
               to Effect the Merger.......................................C-29
Section 6.4.   Exception..................................................C-29

                                 ARTICLE 7
                                Termination

Section 7.1.   Termination................................................C-29
Section 7.2.   Effect of Termination......................................C-30

                                 ARTICLE 8
                               Miscellaneous

Section 8.1.   Amendment and Modification.................................C-31
Section 8.2.   Nonsurvival of Representations and Warranties..............C-31
Section 8.3.   Notices....................................................C-31
Section 8.4.   Interpretation.............................................C-32
Section 8.5.   Counterparts...............................................C-32
Section 8.6.   Entire Agreement; Third Party Beneficiaries................C-32
Section 8.7.   Severability...............................................C-32
Section 8.8.   Governing Law..............................................C-32
Section 8.9.   Specific Performance.......................................C-33
Section 8.10.  Assignment.................................................C-33
Section 8.11.  Expenses...................................................C-33
Section 8.12.  Headings...................................................C-33
Section 8.13.  Waivers....................................................C-33
Section 8.14.  Disclosure.................................................C-33


                       AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER, dated as of August 27, 1998 (this "Agreement"), by and among FRAMATOME CONNECTORS INTERNATIONAL S.A., a corporation organized under the laws of the Republic of France ("Parent"), BRAVO ACQUISITION CO., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the "Purchaser"), and BERG ELECTRONICS CORP., a Delaware corporation (the "Company").

                                 RECITALS

               WHEREAS, the Boards of Directors of Parent, the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and the Purchaser upon the terms and subject to the conditions set forth herein;

               WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to prescribe certain conditions to the transactions contemplated hereby;

               WHEREAS, to satisfy a condition to Parent and Purchaser entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company have entered into a Stockholders Agreement (the "Stockholders Agreement") with Purchaser pursuant to which such stockholders have agreed, on the terms and subject to the conditions thereof, to tender their Shares in the Offer (as defined below); and

               WHEREAS, to satisfy a condition to Parent and Purchaser entering into this Agreement and incurring the obligations set forth herein, as soon as practicable following the execution and delivery of this Agreement, Mills & Partners and certain employees of the Company will enter into Non-Competition and Non-Solicitation Agreements (the "Non-Competition and Non-Solicitation Agreements") with the Company pursuant to which such employees and Mills & Partners will agree, on the terms and subject to the conditions thereof, to certain non-competition and non-solicitation arrangements with the Company.

               NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                 ARTICLE 1
                           The Offer and Merger

               Section 1.1. The Offer. (a) Provided that nothing shall have occurred that, had the Offer referred to below been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex A hereto, as promptly as practicable after the date hereof (but in no event later than five business days from the public announcement of the execution hereof), the Purchaser shall, and Parent shall cause the Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer (the "Offer") to purchase for cash any and all of the issued and outstanding shares of (i) Common Stock, par value $0.01 per share, of the Company (referred to herein as either the "Common Shares" or "Company Common Stock") at a price of $35.00 per Common Share, net to the seller in cash (such price, or such higher price per Common Share as may be paid in the Offer, being referred to herein as the "Common Offer Price," provided that Purchaser shall not be required to increase the Common Offer Price) and (ii) Class A Common Stock, par value $0.01 per share, of the Company (referred to herein as either the "Class A Shares" or "Company Class A Common Stock" and, together with the Common Shares, as the "Shares" or "Company Stock," which references include for all purposes the related Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement between the Company and Harris Trust and Savings Bank, dated as of December 22, 1997) at a price of $32.965 per Class A Share, net to the seller in cash (such price, or such higher price per Class A Share as may be paid in the Offer, being referred to herein as the "Class A Offer Price," provided that Purchaser shall not be required to increase the Class A Offer Price, and, together with the Common Offer Price, as the "Offer Price"). The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law; provided that, if the number of Shares that have been physically tendered and not withdrawn are more than 50% of the Shares outstanding on a fully diluted basis but less than 90% of the outstanding shares of each class of capital stock of the Company, the Purchaser may extend the Offer for up to 20 business days from the date that all conditions to the Offer shall first have been satisfied or waived. The obligations of the Purchaser to accept for payment and to pay for any and all Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration date of the Offer, that number of Shares which, together with any Shares beneficially owned by Parent or the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser shall not amend or waive the Minimum Condition, decrease the Offer Price or decrease the number of Shares sought, or impose any additional conditions to the Offer, or amend any term of the Offer in any manner adverse to the holders of the Shares or extend the expiration date of the Offer (except for such extensions as are contemplated below), in each case without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof). Notwithstanding the foregoing, the Purchaser shall, and Parent agrees to cause the Purchaser to, extend the Offer from time to time until the date that all conditions to the Offer have been satisfied, subject to the provisions of Section 7.01(b)(i) hereof if, and to the extent that, at the initial expiration date of the Offer, or any extension thereof, all conditions to the Offer have not been satisfied or waived. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company. In the event of any increase in the Common Offer Price, the Class A Offer Price will be increased by an equal amount, and in the event of any increase in the Class A Offer Price, the Common Offer Price will be increased by an equal amount.

     (b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents when filed will comply as to form in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to omissions or information supplied in writing for inclusion in the Offer Documents, in each case by the Company. Each of Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and each of Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the initial Schedule 14D-1 before it is filed with the SEC. In addition, Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments or other communications that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

               Section 1.2. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has with the affirmative vote of at least a majority of the members of the Board of Directors (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 1.04), are fair and in the best interests of the holders of the Shares and approved the Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approvals constitute approval of this Agreement, the Offer and the Merger for purposes of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), and (ii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger, which recommendation shall not be withdrawn, modified or amended except as permitted by Section 5.04(b) hereof.

     (b) As soon as practicable after the time the Offer is commenced, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the provisions of Section 5.04(b) of this Agreement, contain the recommendation referred to in clause (ii) of Section 1.02(a) hereof. The Company will use its reasonable best efforts to cause the Schedule 14D-9 to be filed on the same date that the Schedule 14D-1 is filed; provided, however, that in any event the Schedule 14D-9 will be filed no later than ten business days following the commencement of the Offer. The Schedule 14D-9 when filed will comply as to form in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to omissions or information supplied in writing for inclusion in the
Schedule 14D-9, in each case by Parent or the Purchaser. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws.
Each of Parent, the Purchaser and its counsel shall be given a reasonable opportunity to review the initial Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel in writing with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

     (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date (which shall in no event be more than ten days prior to the date hereof), and shall furnish the Purchaser with such additional information (including updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial stockholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

               Section 1.3. Directors. (a) Promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represent at least a majority of the outstanding shares of Company Stock (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to any additional directors designated by Parent pursuant to this Section) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates (including Shares accepted for payment) bears to the total number of shares of Company Stock then outstanding. The Company shall, upon request of and as specified by the Purchaser or Parent, on the date of such request, either increase the size of its Board of Directors or secure the resignations of such number of its incumbent directors as is necessary, consistent with the request of Purchaser or Parent, to enable Parent's designees to be so elected to the Company's Board of Directors, and shall take all actions necessary to cause Parent's designees to be so elected or appointed. At such times, the Company will use its reasonable best efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Company's Board of Directors of each committee of the Board (other than any committee of the Board established to take action under this Agreement), each board of directors of each Subsidiary (as defined in Section 3.01) and each committee of each such board. Notwithstanding the foregoing, until the Effective Time, the Company shall retain as members of its Board of Directors at least two directors who are directors of the Company on the date hereof; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. The Company's obligations under this Section 1.03(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03(a), including without limitation mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or the Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     (b) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors, any amendment of this Agreement or the Certificate of Incorporation or By-Laws of the Company, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company in connection with the rights of the Company hereunder may be effected only with the concurrence of a majority of the directors of the Company then in office who were directors of the Company on the date hereof.

               Section 1.4. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.05 hereof) the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease,
(b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be organized under the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Should the merger of the Purchaser with and into the Company give rise to any material tax liability, at the election of Parent and subject to the consent of the Company, such consent not to be unreasonably withheld, the Merger may be structured so that the Company shall be merged with and into Purchaser with the result that Purchaser shall be the Surviving Corporation. Pursuant to the Merger, (x) the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and such By-laws. The Merger shall have the effects set forth in the DGCL.

               Section 1.5. Effective Time. On the date of the Closing (as defined in Section 1.06 hereof) (or on such other date as the parties may agree), the Company and Purchaser shall file with the Delaware Secretary of State a certificate of merger or other appropriate document (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL, and shall make all other filings, recordings and publications required by the DGCL with respect to the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Delaware Secretary of State or such later time as is specified in the Certificate of Merger (the time the Merger becomes effective is hereinafter referred to as the "Effective Time").

               Section 1.6. Closing. The closing of the Merger (the "Closing") will take place at 11:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article 6 hereof (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas 75201, unless another date or place is agreed to in writing by the parties hereto.

               Section 1.7. Directors and Officers of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

               Section 1.8. Stockholders' Meeting. (a) If the Purchaser owns less than 90% of the Shares following the purchase of Shares by the Purchaser pursuant to the Offer, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

           (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of voting, considering and taking action upon this Agreement and the Merger;

          (ii) promptly prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement, obtain and furnish the information required by the SEC to be included in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement, use its reasonable best efforts to have cleared by the SEC and cause a definitive proxy or information statement and all other proxy materials for such meeting (the "Proxy Statement") to be mailed to its stockholders and use its reasonable best efforts to obtain the necessary adoption of this Agreement and the transactions contemplated hereby by its stockholders and will otherwise comply with all legal requirements applicable to such meeting; and

         (iii) subject to the fiduciary obligations of the Board under applicable law as advised by the Company's outside counsel and subject to Section 5.04(b) hereof, include in the Proxy Statement the recommendation of the Board that stockholders of the Company approve and vote in favor of the adoption of this Agreement and the Merger.

     (b) Parent agrees that it will provide the Company with the information concerning Parent and the Purchaser required to be included in the Proxy Statement and will vote, or cause to be voted, all of the Shares then owned by Parent, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

               Section 1.9. Merger Without Meeting of Stockholders. Notwithstanding Section 1.08 hereof, in the event that the Purchaser shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company.


                                 ARTICLE 2
                         Conversion of Securities

               Section 2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock of the Purchaser (the "Purchaser Common Stock"):

     (a) Each share of the Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (b) Any shares of Company Stock held by the Company as treasury stock and any shares of Company Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary (as defined in Section 3.01 hereof) of Parent immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

     (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Shares to be cancelled in accordance with Section 2.01(b) hereof and any Dissenting Shares (if applicable and as defined in Section 2.03 hereof)) shall be converted into the right to receive the Common Offer Price, payable to the holder thereof, without interest (the "Common Stock Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.02 hereof.

     (d) Each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Class A Shares to be cancelled in accordance with Section 2.01(b) hereof and any Dissenting Shares (if applicable and as defined in Section 2.03 hereof)) shall be converted into the right to receive the Class A Offer Price, payable to the holder thereof, without interest (the "Class A Common Stock Merger Consideration" and, together with the Common Stock Merger Consideration, the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Class A Common Stock in the manner provided in Section 2.02 hereof.

     (e) All such shares of Company Stock, when so converted in accordance with Sections 2.01(c) and 2.1(d) hereof, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.02 hereof, without interest, or to perfect any rights of appraisal as a holder of Dissenting Shares (as hereinafter defined) that such holder may have pursuant to Section 262 of the DGCL.

               Section 2.2. Exchange of Certificates. (a) Parent shall designate a bank or trust company, or an affiliate thereof, of nationally recognized standing to act as agent for the holders of shares of Company Stock in connection with the Merger (the "Paying Agent") for the purpose of exchanging certificates representing Shares and to receive the funds to which holders of shares of Company Stock shall become entitled pursuant to Sections 2.01(c) and 2.1(d) hereof. Prior to the Effective Time, Parent shall take all steps necessary to deposit or cause to be deposited with the Paying Agent such funds for timely payment hereunder. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

     (b) As soon as reasonably practicable after the Effective Time but in no event more than three business days thereafter, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Stock (the "Certificates"), whose shares were converted pursuant to Section 2.01 hereof into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of any portion of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.02.

     (c) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 11.

     (d) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

     (e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.02(a) hereof to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

               Section 2.3. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

               Section 2.4. Company Option Plans. At the Effective Time, each then outstanding option (collectively, the "Options") to purchase or acquire shares of Company Common Stock under the Company's 1993 Stock Option Plan, as amended, the Company's 1998 Incentive Compensation Plan and the director option to purchase 48,660 shares of Company Common Stock (collectively, the "Option Plans"), whether or not then exercisable or vested, shall be cancelled and shall represent the right to receive in cash an amount equal to the product of (i) the number of shares of Company Common Stock subject to each such Option and (ii) the excess of (A) the Common Stock Merger Consideration over (B) the per share exercise price of such Option. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, obtaining any consents from holders of Options or making any amendments to the terms of the Option Plans) that are necessary to give effect to the transactions contemplated by this Section. Notwithstanding any other provision of this Section, payment may be withheld in respect of any stock option until necessary consents are obtained.


                                 ARTICLE 3
               Representations and Warranties of the Company

               The Company represents and warrants to Parent and Purchaser as follows:

               Section 3.1. Organization; Subsidiaries. (a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, "Company Material Adverse Effect" means any change in or effect on the business of the Company and its Subsidiaries that is materially adverse to the business, financial condition, assets or results of operations of the Company and its Subsidiaries taken as a whole, but excluding (i) any change resulting from general economic or industry conditions and (ii) any circumstance arising from any act or omission on the part of the Parent or the Purchaser not otherwise contemplated by this Agreement. Section 3.1 of the disclosure schedules delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Schedule") sets forth a complete and correct list of all of the Company's Subsidiaries and their respective jurisdictions of incorporation or organization. Except as set forth in Section 3.1 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary holds any interest in a partnership or joint venture of any kind.

     (b) Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company has heretofore delivered to Parent a complete and correct copy of each of its Certificate of Incorporation and By-laws, as currently in effect, and has heretofore made available to Parent a complete and correct copy of the charter and by-laws of each of its Subsidiaries, as currently in effect. In all material respects, the minute books of the Company and the Company Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the boards of directors and all committees of the boards of directors of the Company and the Company Subsidiaries. Complete and accurate copies of all such minute books and of the stock register of the Company and each Company Subsidiary have been made available by the Company to Parent.

     (c) To the knowledge of the Company, Substrate Technologies Inc. and TVS Berg Ltd. are currently operating with all necessary permits and licenses and are in compliance with all applicable laws and regulations, except where the failure to be in compliance with such laws and regulations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               Section 3.2. Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock, 7,000,000 shares of Company Class A Common Stock, and 28,500,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"), of which 670,000 shares are designated as Series A Junior Preferred Stock. As of August 24, 1998, (i) 39,398,204 shares of Company Common Stock were issued and outstanding, (ii) 2,348,497 shares of Company Common Stock were reserved for issuance upon exercise of Options granted pursuant to the Option Plans, (iii) 1,440,784 Options were granted and remained unexercised pursuant to the Option Plans, (iv) 1,908,554 shares of Company Common Stock were reserved for issuance upon conversion of outstanding shares of Company Class A Common Stock, (v) 255,500 shares of Company Common Stock were issued and held in the treasury of the Company, (vi) 1,908,554 shares of Company Class A Common Stock were issued and outstanding, (vii) there were no shares of Company Preferred Stock issued and outstanding and
(viii) 670,000 shares of Series A Junior Preferred Stock were reserved for issuance upon exercise of the Rights. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Since August 24, 1998, no additional shares of capital stock or securities convertible into or exchangeable for such capital stock, have been issued other than any shares of Company Common Stock issued upon exercise of the Options granted under the Option Plans or upon conversion of outstanding shares of Company Class A Common Stock, and no shares of Company Preferred Stock have been issued.
Section 3.2(a) of the Company Disclosure Schedule identifies (i) the holders of each of the Options, (ii) the number of Options vested for each holder,
(iii) the Option Plan under which each Option was issued, (iv) the number of Options held by such holder and (v) the exercise price of each of the Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for shares of Company Common Stock issuable upon exercise of the Options described in Section 3.2(a) of the Company Disclosure Schedule or upon conversion of outstanding shares of Company Class A Common Stock, or as otherwise set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) outstanding contractual obligations or commitments of any character of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock of the Company or any Company Subsidiary, (iii) outstanding contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any capital stock of the Company or any Company Subsidiary, (iv) outstanding contractual obligations or commitments of any character granting any preemptive or antidilutive right with respect to, any capital stock of the Company or any Company Subsidiary or (v) voting trusts or similar agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness of any Company Subsidiary.

               (b) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each Company Subsidiary are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all mortgages, security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other material encumbrances of any nature whatsoever.

               Section 3.3. Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby, except, in the case of the Merger, for the requisite approval of stockholders contemplated by Section 1.08 hereof, if applicable. This Agreement has been duly executed and delivered by the Company and (assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               Section 3.4. Consents and Approvals; No Violations. Except as disclosed in Section 3.4 of the Company Disclosure Schedule and except, with respect to paragraphs (iv) and (v) hereof, for (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and other applicable antitrust or competition laws, (b) applicable requirements under the Exchange Act, (c) the filing of the Certificate of Merger, (d) applicable requirements under "takeover" or "blue sky" laws of various states, and (e) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Company or the charter or by-laws of any of its Subsidiaries, (ii) result in a violation or breach of, or result in any loss of benefit or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or modification) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate or conflict with any order, writ, judgment, injunction or decree binding upon or applicable to the Company, any of its Subsidiaries or any of their properties or assets, (iv) violate or conflict with any law, statute, rule or regulation binding upon or applicable to the Company, any of its Subsidiaries or any of their properties or assets, (v) require on the part of the Company or any of its Subsidiaries any action by or in respect of any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity") or (vi) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iv), (v) or
(vi) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would not reasonably be expected to have a Company Material Adverse Effect or would not materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

               Section 3.5.  SEC Reports and Financial Statements.   The
Company has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), since January 1, 1997 (as such documents have been amended since the date of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents (a) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) as of their respective filing dates, or if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the historical consolidated balance sheets (including the related notes) included in the Company SEC Documents fairly presents in all material respects the financial position of the Company and its consolidated Subsidiaries as of the date thereof, and the other related historical statements (including the related notes) included in the Company
SEC Documents fairly present in all material respects the results of operations and cash flows of the Company and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the historical consolidated balance sheets and historical statements of operations and cash flow (including the related notes) included in the Company SEC Documents has been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as otherwise noted therein and, in the case of unaudited interim financial statements, subject to normal year-end adjustments and except as permitted by Form 10-Q of the SEC. The books and records of the Company and its Subsidiaries have been, and are being, maintained, in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements.

               Section 3.6. No Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since December 31, 1997, (b) for liabilities and obligations disclosed in the Company SEC Documents filed prior to the date hereof, (c) for liabilities and obligations incurred in connection with the Offer and the Merger or otherwise as contemplated by this Agreement and (d) as disclosed in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for such liabilities or obligations which would not have a Company Material Adverse Effect.

               Section 3.7.  Absence of Certain Changes.  Changes.  Except as
(a) disclosed in the Company SEC Documents filed prior to the date hereof, (b) disclosed in Section 3.7 of the Company Disclosure Schedule, or (c) contemplated by this Agreement, since December 31, 1997, the Company has conducted its business in the ordinary and usual course, consistent with past practices, and there has not been:

           (i) any transaction, commitment, dispute or other event, occurrence, development of a state of circumstances or facts or condition (financial or otherwise) of any character (whether or not in the ordinary course of business consistent with past practices) which, alone or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or such Subsidiary;

         (iii) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

          (iv) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices and in amounts and on terms consistent with past practices;

           (v) any acquisition, sale or transfer of any material assets of the Company or any of its Subsidiaries;

          (vi) any creation or assumption by the Company or any of its Subsidiaries of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any material asset other than in the ordinary course of business consistent with past practices;

         (vii) any transaction or commitment made or any contract or agreement entered into by the Company or any of its Subsidiaries or any relinquishment by the Company or any of its Subsidiaries of any contract or other right or any amendment or termination of, or default under, any Material Agreement (as defined in Section 3.08), in each case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices;

        (viii) any making of any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Company made in the ordinary course of business consistent with past practices and payroll, travel and similar advances made in the ordinary course of business consistent with past practices;

          (ix) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

           (x) any transaction, agreement or understanding between the Company or its Subsidiaries on the one hand and any current director or officer of the Company or any Subsidiary or any transaction which would be subject to proxy statement disclosure under the Exchange Act pursuant to the requirements of Item 404 of Regulation S-K (an "Affiliate Transaction");

          (xi) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as required by reason of a concurrent change in GAAP; or

         (xii) any (x) increase in compensation, bonus or other benefits payable (including any retention or stay bonus) to directors, officers or employees of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practices, (y) grant of, or increase in benefits payable under, any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries or (z) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries.

               Section 3.8. Contracts. Except as disclosed in or attached as exhibits to the Company SEC Documents or as disclosed in Section 3.8(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or bound by any contract required to be described in or filed as an exhibit to the Company's SEC filings (collectively with the documents disclosed in Section 3.8(b) of the Company Disclosure Schedule, the "Material Agreements"). The Company has previously made available to Parent true and correct copies of the Material Agreements. Neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation or default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Agreement except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

               Section 3.9.  Employee Benefit Plans; ERISA.

     (a) Pension and Multiemployer Plans. The Company and its Subsidiaries have not during the preceding six years made or had an obligation to make contributions to any pension plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or described in
Section 3(37), 4063 or 4064 of ERISA with respect to their employees. With respect to any Benefit Plan that is a defined benefit plan, as of the date hereof, all funding requirements have been met in accordance with the law of the relevant jurisdiction, and the Company has accounted for such plans in accordance with GAAP, except as would not have a Company Material Adverse Effect.

     (b) Tax Qualification. The Benefit Plans (as defined below) and their related trusts intended to qualify under Sections 401 and 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), respectively, have been determined by the Internal Revenue Service (the "IRS") to qualify under such sections, as amended by the Tax Reform Act of 1986, and to the knowledge of the Company nothing has occurred since the date of such determination letters which could not be corrected or otherwise remedied without having a Company Material Adverse Effect.

     (c) Compliance with Laws. The Benefit Plans have been maintained in accordance with their terms and applicable laws, except for any noncompliance as would not reasonably be expected to result in a Company Material Adverse Effect.

     (d) Claims. Except as disclosed in Section 3.9(d) of the Company Disclosure Schedule, there are no pending or to the knowledge of the Company threatened actions, claims or proceedings against any Benefit Plan or its assets, plan sponsor, plan administrator or fiduciaries with respect to the operation of such plan (other than routine benefit claims) which would reasonably be expected to have a Company Material Adverse Effect.

     (e) Change in Control. Except as disclosed in Section 3.9(e) of the Company Disclosure Schedule or in connection with the Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company and its Subsidiaries, (ii) increase any benefits under any Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     (f) Benefit Plans. For purposes hereof, "Benefit Plans" means all "employee benefit plans," as defined in Section 3(3) of ERISA, and all bonus or other incentive compensation, deferred compensation, disability, severance, stock award, stock option, stock purchase, tuition assistance plans or policies and each employment or other similar contract, each plan or arrangement providing for insurance coverage (including any self-insured arrangements), supplemental unemployment benefits, vacation benefits, retirement benefits, profit-sharing, stock appreciation or post-retirement insurance or benefits, in each case which the Company or any of its affiliates maintains or to which the Company or any of its affiliates makes or has an obligation to make contributions with respect to current or former employees or directors of the Company or any of its affiliates. For purposes of this
Section 3.09, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

     (g) Disclosure. Section 3.9(g) of the Company Disclosure Schedule contains a list of all of the Benefit Plans. Other than Benefit Plans for foreign Subsidiaries, copies of the Benefit Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been made available to Purchaser together with, if applicable,
(A) the most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (B) the most recent actuarial valuation report prepared in connection with any such plan. The Company has made available to the Purchaser copies of the most recent Internal Revenue Service determination letters with respect to each Benefit Plan which is intended to be qualified under Section 401(a) of the Code.

     (h) Unions. Except as set forth in Section 3.9(h) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to or subject to any union contract or collective bargaining agreement for U.S. employees.

               Section 3.10. Litigation. Except as disclosed in Section 3.10 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents filed prior to the date hereof or for shareholder suits against the Company related to, arising out of or resulting from the transactions contemplated by this Agreement, there is no action, suit, proceeding, audit or investigation pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of their respective properties, by or before any court, governmental or regulatory authority, arbitrator or by any third party that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement or that, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 3.10 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

               Section 3.11. Permits; No Default; Compliance with Applicable Laws. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Company SEC Documents and as it is now being conducted (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened and no condition exists that with notice or lapse of time or both would constitute a material default under the Company Permits, and none of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. The business of the Company and each of its Subsidiaries is not in default or violation of, and has not since January 1, 1998 defaulted on or violated, and to the knowledge of the Company none is under investigation with respect to or has been threatened to be charged with or given notice of any default or violation of, any term, condition or provision of any statute, law, rule, regulation, judgment, decree, order, permit, license or other governmental authorization or approval (including any Company Permit) applicable to the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected, including, laws, rules and regulations relating to occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity and race, religious or sex discrimination, excluding defaults or violations which are disclosed in the Company SEC Documents or which would not reasonably be expected to have a Company Material Adverse Effect.

               Section 3.12.  Taxes.  (a) Except as disclosed in Section 3.12
of the Company Disclosure Schedule:   (i) all material Tax Returns required to
be filed by or with respect to the Company and each of its Subsidiaries have been filed and such Tax Returns were true and correct in all material respects; (ii) the Company and each of its Subsidiaries has paid (or there has been paid on its behalf) all material Taxes that are due whether or not shown on any Tax Return, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company's financial statements (as of the date thereof); and (iii) none of the material Tax Returns filed by the Company and its Subsidiaries is currently the subject of an audit.

     (b) Except as disclosed in Section 3.12 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, (i) currently is the beneficiary of any extension of time within which to file any material Tax Return; (ii) has filed a consent under Section 341(f) of the Code concerning collapsible corporations; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under
Section 280G of the Code; (iv) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the date the Offer commences; (v) neither the Company nor any of its Subsidiaries is a party to any material tax allocation or sharing agreement; (vi) has any liability for the taxes of any person (other than any of the Company and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; or (vii) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

     (c) Section 3.12 of the Company Disclosure Schedule lists all material federal, state, local, and foreign Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ending after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries for taxable periods ending after December 31, 1992.

     (d) Prior to the Closing Date, the Company shall provide Purchaser with a U.S. tax balance sheet for the Company for the taxable periods ending December 31, 1997, such U.S. tax balance sheet having been prepared in a manner consistent with the U.S. tax balance sheet for the Company for the taxable period ending December 31, 1996 that was previously provided to Purchaser by the Company.

     (e) As soon as practicable after the execution of this Agreement, the Company shall provide to Purchaser the taxable income and net operating loss carryovers to 1998 that the Company expects to report on its Tax Returns for the taxable periods ending December 31, 1997 and such reported amounts will not differ materially from those amounts actually reported on the Company's Tax Returns for the taxable periods ending December 31, 1997.

     (f) The term "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government, including without limitation (i) income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, and estimated taxes and (ii) any interest, penalties or additions thereto, whether disputed or not.

     (g) The term "Tax Returns" shall mean any report, return, declaration, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               Section 3.13. Real and Personal Property. The Company and its Subsidiaries, as the case may be, have good and marketable title to all of their respective real property and good title to all of their respective leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company SEC Documents, except for properties and assets that have been disposed of in the ordinary course of business consistent with past practices since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) any lien for current Taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company) or (iii) as disclosed in the Company SEC Documents. All leases under which the Company leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, breach or event which with notice or lapse of time or both would become a default or breach which could reasonably be expected to have a Company Material Adverse Effect.

               Section 3.14. Intellectual Property. The Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the Intellectual Property Rights of the Company and the Subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement has had and would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Intellectual Property Right" means any trademark, service mark, trade name, copyright, patent, software license, invention, trade secret, know-how or other similar proprietary intellectual property right (including any registrations or applications for registration of any of the foregoing).

               Section 3.15.  Environmental Matters.  Except as disclosed in
Section 3.15 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents:

           (i) the Company and its Subsidiaries are in compliance with applicable laws, regulations, judicial decisions, ordinances, judgments, orders, permits, rules or governmental requirements relating to the environment, the effect of the environment on human health and safety, or pollutants, contaminants or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials (collectively, "Environmental Laws"), except for any noncompliance that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect;

          (ii) there are no outstanding notices of violation, notices, requests for information, orders, complaints, or penalties against the Company or any of its Subsidiaries under or pursuant to Environmental Laws which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect;

         (iii) there are no judicial or administrative proceedings, investigations or actions pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, which allege the violation of or liability under any Environmental Law which individually or in the aggregate would have reasonably be expected to have a Company Material Adverse Effect;

          (iv) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect, and there are no known facts, conditions, situations or sets of circumstances which could reasonably be expected to result in or be the basis for any such liability which would have a Company Material Adverse Effect;

           (v) any operations conducted in, and each facility or real property owned, leased or operated by the Company or any of its Subsidiaries in the State of New Jersey satisfy the requirements of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. ("ISRA"), and the regulations implemented thereunder, including but not limited to N.J.A.C. 7:26B-2.3, except where the failure to satisfy such requirements would not reasonably be expected to have a Company Material Adverse Effect; and

          (vi) consummation of the Offer, the Merger and the transactions contemplated by this Agreement will not require compliance with the Connecticut Hazardous Waste Establishment Transfer Act (General Statutes Section 22a-134, et seq.), as amended, and any rules or regulations promulgated thereunder ("CTA"), except for any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect.

               Section 3.16. Employee and Labor Matters. (a) Except as set forth in Section 3.16 of the Company Disclosure Schedule: (i) since January 1, 1997 there has been no labor strike or work stoppage against, or lockout by, the Company or any of its Subsidiaries or, to the Company's knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to collective bargaining agreement at December 31, 1997, (ii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending before, or, to the knowledge of the Company, threatened by, the National Labor Relations Board, and (iii) there is no pending or, to the knowledge of the Company, threatened union grievance against the Company or any of its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.

               Section 3.17. Information in Offer Documents. None of the information supplied or to be supplied by the Company or any of its Subsidiaries, or any of their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9, including any amendments or supplements thereto, contains or, with respect to the information included or incorporated by reference into the Offer Documents or the Schedule 14D-9, will contain at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's stockholders, any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to the information that has been or will be supplied by Parent or the Purchaser or their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in any of the foregoing documents. The Schedule 14D-9 and any amendments or supplements thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

               Section 3.18. Brokers or Finders. The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley Dean Witter ("Morgan Stanley"), the fees and expenses of which will be paid by the Company in accordance with the Company's agreement with such firm, a true and complete copy of which has heretofore been furnished to Parent. The Company has no obligations or commitments to any investment banker or financial advisor in connection with any future transactions that may be considered or entered into by the Company after the Effective Time.

               Section 3.19. Insurance. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

               Section 3.20. Opinion of Financial Advisor. The Company has received the written opinion of Morgan Stanley to the effect that, as of the date hereof, the consideration to be received by the holders of the Common Shares in the Offer and the Merger is fair from a financial point of view to such holders. A copy of such opinion has been provided to the Purchaser.

               Section 3.21. Rights Plan; Takeover Laws. (a) The Company and its Board of Directors have amended the Rights Agreement between the Company and Harris Trust and Savings Bank dated December 22, 1997 (the "Rights Agreement") (without redeeming the Rights issued thereunder), which amendment has been provided to Parent, so that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable, to be triggered or to separate from the Shares to which they are attached, (ii) cause the Parent or the Purchaser or any of their affiliates to be an Acquiring Person (as defined in the Rights Agreement) in connection with the transactions contemplated hereby or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as defined in the Rights Agreement) in connection with the transactions contemplated hereby, and such amendment shall remain in full force and effect from and after the date hereof.

     (b) The Company has taken all action required by it in order to exempt this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of Delaware and any other state.

               Section 3.22. Termination Agreement. The Company has entered into a Termination Agreement (the "Termination Agreement") with Hicks, Muse & Co. Partners, L.P. Incorporated ("HM&Co") providing for the termination of that certain Amended and Restated Monitoring and Oversight Agreement dated as of March 6, 1996 among the Company, Berg Electronics Group, Inc. and HM&Co (the "Oversight Agreement"). A copy of the Termination Agreement has been provided to Parent.

               Section 3.23.  Exon-Florio.  Except as disclosed in Section
3.23 of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor any of its Subsidiaries:

           (i) has, or has had within the past three yeas, any contract with an agency of the Government of the United States with national defense responsibilities, including any component of the Department of Defense;

          (ii) has, or has had within the past five years, any contract with any agency of the Government of the United States involving any information, technology or data which is classified under Executive Order 12356 of April 2, 1982 or Executive Order 12958 of April 17,
     1995;

         (iii) is a supplier to any of the military services of the United States or the Department of Defense of any products or services (including research and development) as a prime contractor or a first tier subcontractor or, if known, a subcontractor at any level or a seller to any such prime contractor or subcontractor;

          (iv)  has technology which has military applications;

           (v) produces products or technical data subject to validated licenses or under general license GTDR pursuant to the U.S. Export Administration Regulations (15 C.F.R. Part 730 et seq.); or

          (vi) produces defense articles or technical data or defense services subject to the International Traffic in Arms Regulations (22 C.F.R. Subchapter M).


                                 ARTICLE 4
        REPRESENTATIONS AND WARRANTIES OF PARENT AND THE Purchaser

               Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

               Section 4.1. Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

               Section 4.2. Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by their respective Boards of Directors and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser and (assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and the Purchaser, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               Section 4.3. Consents and Approvals; No Violations. Except, with respect to paragraphs (iv) and (v) hereof, for (a) filings pursuant to the HSR Act and other applicable antitrust or competition laws, (b) applicable requirements under the Exchange Act, (c) the filing of the Certificate of Merger, (d) applicable requirements under "takeover" or "blue sky" laws of various states, and (e) as described in this Agreement, neither the execution, delivery or performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) violate or conflict with any provision of the charter or by-laws or other comparable constituent documents of Parent or the Purchaser,
(ii) result in a violation or breach of, or result in any loss of benefit or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or modification) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or the Purchaser is a party or by which any of them or any of their properties or assets may be bound, (iii) violate or conflict with any order, writ, judgment, injunction or decree applicable to or binding upon Parent or the Purchaser or any of their properties or assets, (iv) violate or conflict with any law, statute, rule or regulation applicable to or binding upon Parent or the Purchaser or any of their properties or assets, (v) require on the part of Parent or the Purchaser any action by or in respect of filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity or (vi) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Parent or the Purchaser, except in the case of clauses (ii), (iv), (v) or (vi) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would not materially adversely affect the ability of Parent and the Purchaser to consummate the transactions contemplated by this Agreement.

               Section 4.4. Information in Offer Documents; Proxy Statement. None of the information supplied or to be supplied by Parent or the Purchaser, or any of their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement, including any amendments or supplements thereto, will, in the case of the Offer Documents and the Schedule 14D-9, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, Parent and the Purchaser do not make any representation or warranty with respect to the information that has been supplied by the Company or any of its Subsidiaries or their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in any of the foregoing documents. The Offer Documents and the Proxy Statement, in each case, when filed, and any amendments or supplements thereto, in each case, when filed, will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

               Section 4.5. Sufficient Funds. Either Parent or the Purchaser has sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis, to repay all outstanding indebtedness of the Company and the Company Subsidiaries that may become due in connection with the transaction contemplated hereby and to pay all fees and expenses related to the transactions contemplated by this Agreement.

               Section 4.6. Share Ownership. None of Parent, the Purchaser or any of their respective affiliates beneficially owns any Shares.

               Section 4.7. Purchaser's Operations. The Purchaser is a wholly owned Subsidiary of Parent which was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.


                                 ARTICLE 5
                                 Covenants

               Section 5.1. Interim Operations of the Company. The Company covenants and agrees that, except (i) as contemplated by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Schedule or (iii) as agreed in writing by Parent, after the date hereof, and prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.03 (the "Election Date"):

     (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business, consistent with past practices and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers and other third parties, and to keep available the services of their present officers, employees and business associates;

     (b) each of the Company and its Subsidiaries will not, directly or indirectly, (i) amend or propose any change to its Certificate of Incorporation or By-laws or similar organizational documents or (ii) split, combine or reclassify its outstanding capital stock;

     (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution (whether payable in cash, stock or property or any combination thereof) with respect to its capital stock (other than cash dividends from any wholly-owned Subsidiary of the Company to the Company or any other Subsidiary of the Company all of the capital stock of which is owned directly or indirectly by the Company); (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Options outstanding on the date hereof and disclosed on Schedule 3.02(a) hereto or conversion of Class A Shares into Common Shares in accordance with the terms thereof; (iii) sell, lease, license (subject to the further restrictions of paragraph (vi) hereof) or dispose of any assets or properties other than in the ordinary course of business consistent with past practices which individually or in the aggregate are in an amount in excess of $500,000; (iv) incur, assume, prepay or modify any debt, other than in the ordinary course of business consistent with past practices; (v) license or sublicense (in each case subject to the further restrictions of paragraph (vi) hereof) any asset or property of the Company or any Subsidiary of the Company except in the ordinary course of business consistent with past practice on a basis that results in a positive current royalty net of any royalties due by the Company or any Subsidiary on account of sales by the licensee or sublicensee; (vi) license or sublicense any Intellectual Property of the Company or any Subsidiary; or (vii) redeem, purchase or otherwise acquire, directly or indirectly, any of its or its Subsidiaries' capital stock (except as contemplated by any employee benefit or stock plans or any employment or severance agreement as in effect on the date hereof);

     (d) neither the Company nor any of its Subsidiaries shall acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

     (e) neither the Company nor any of its Subsidiaries shall make any investment other than in readily marketable securities in an amount in excess of $500,000 in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer;

     (f) neither the Company nor any of its Subsidiaries shall waive, release, grant, or transfer any rights of value material to the Company and its Subsidiaries taken as a whole;

     (g) neither the Company nor any of its Subsidiaries shall, except as may be required or contemplated by this Agreement or by applicable law, (i) enter into, adopt, materially amend or terminate any Benefit Plans, (ii) enter into or amend any retention plan or stay bonus arrangement, employment or severance agreement, (iii) increase in any manner the compensation or other benefits of its officers or directors or (iv) increase in any manner the compensation or other benefits of any other employees (except, in the case of this clause
(iv), for normal increases in the ordinary course of business, consistent with past practices);

     (h) neither the Company nor any of its Subsidiaries shall: (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than Subsidiaries of the Company), except pursuant to contractual indemnification agreements entered into in the ordinary course of business, consistent with past practices; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company and payroll, travel and similar advances made in the ordinary course of business consistent with past practices); (iii) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner; or (iv) authorize or make capital expenditures which exceed $2,500,000 individually or $20,000,000 in the aggregate;

     (i) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred since the most recent date thereof pursuant to an agreement or transaction described in this Agreement (including the schedules hereto) or incurred in the ordinary course of business, consistent with past practices;

     (j) neither the Company nor any of its Subsidiaries shall change in any material respect any of the accounting methods, principles, policies or procedures used by it unless required by GAAP or applicable law;

     (k) the Company will not amend, modify or terminate any Material Agreement or enter into any new agreement material to the business of the Company, other than in the ordinary course of business consistent with past practices or with the prior written consent of Parent, which consent shall not be unreasonably withheld;

     (l) neither the Company nor any Subsidiary will amend or modify any existing Affiliate Transaction or enter into any new Affiliate Transaction other than with the prior written consent of Parent;

     (m) neither the Company nor any of its Subsidiaries will take or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Election Date; and

     (n) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

               Section 5.2. Access to Information. (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access, during the period prior to the Closing Date, to all its offices, properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent, its officers, employees, accountants, counsel, financing sources and other representatives (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or regulatory boards or agencies and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law and until the Closing Date, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Parent, dated as of July 21, 1998 (the "Confidentiality Agreement").

     (b) The Company (i) shall confer on a regular and frequent basis with one or more designated representatives of Parent to report operational matters of materiality, the general status of ongoing operations and such other matters as Purchaser may reasonably request and (ii) shall provide Parent access to customers and suppliers of the Company and its Subsidiaries.

               Section 5.3. Employee Benefits. Parent and the Purchaser agree that during the period commencing on the Effective Date and ending on the date that is one year from the Effective Date, the Surviving Corporation and its Subsidiaries and successors shall provide those persons who, immediately prior to the Effective Time, were employees of the Company or its Subsidiaries ("Retained Employees") with employee plans and programs that provide benefits substantially comparable in the aggregate to those provided to such Retained Employees immediately prior to the Effective Time (disregarding for this purpose any stock options or other equity based compensation provided to such employees prior to the Effective Time). With respect to such employee plans and programs provided by the Surviving Corporation and its Subsidiaries and successors, service accrued by such Retained Employees during employment with the Company and its Subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits and except for benefit accrual under any defined benefit pension plan maintained by Purchaser. Amounts paid before the Effective Time by employees of the Company and its Subsidiaries under any medical plans of the Company shall after the Effective Time be taken into account in applying deductible and out-of-pocket limits applicable under any medical plan provided by Parent in substitution therefor to the same extent as if such amounts had been paid under such Parent medical plan.

               Section 5.4. No Solicitation. (a) From and after the date hereof, neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their directors, officers, advisors, agents or representatives, to (i) initiate, solicit, encourage or facilitate, directly or indirectly, any Acquisition Proposal (as defined in Section 5.04(c) hereof), (ii) engage in negotiations or discussions (other than, upon contact initiated by a third party, to advise such third party of the existence of the restrictions set forth in this Section 5.04) with, or furnish any information or data to, any third party relating to an Acquisition Proposal, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Section 5.04 or in any other provision of this Agreement, the Company and its Board of Directors may participate in discussions or negotiations with or furnish information to any third party making an Acquisition Proposal not solicited in violation of this
Section 5.04 (a "Potential Acquiror") or approve such an Acquisition Proposal if the Company's Board of Directors is advised by its financial advisor that such Potential Acquiror has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the Board determines in good faith (A) after receiving advice from its financial advisor, that such third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal (as defined in Section 5.04(d) hereof), and (B) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would violate the Board's fiduciary duties under applicable law. The Company agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement containing confidentiality and standstill provisions substantially similar to the confidentiality and standstill provisions of the Confidentiality Agreement, but in no event less favorable to the Company, in a material respect. A copy of the confidentiality agreement entered into with the Potential Acquiror shall be provided to Parent for informational purposes only. In the event that the Company shall determine to provide any information as described above, or shall receive any Acquisition Proposal, it first shall promptly inform Parent in writing as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and/or the Potential Acquiror and the terms of any such Acquisition Proposal and shall continue to advise Parent after providing such information. The Company will immediately cease and cause its advisors, agents and other intermediaries to terminate any existing activities, discussions and negotiations conducted heretofore with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of such party.

     (b) The Board of Directors of the Company shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of such Board of Directors of this Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause or agree to cause the Company to enter into any letter of intent, agreement in principle or agreement related to any Acquisition Proposal unless, in each case, the Board determines in good faith (A) after receiving advice from its financial advisor that such Acquisition Proposal is a Superior Proposal and (B) based upon advice of outside legal counsel that the failure to take such action would violate the Board's fiduciary duties under applicable law.

     (c) For purposes of this Agreement, "Acquisition Proposal" shall mean any inquiry, proposal or offer, whether in writing or otherwise, made by a third party (other than Parent) relating to (i) any acquisition or purchase of 20% or more of the consolidated assets of the Company and its Subsidiaries or of 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any third party beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (iii) any merger, consolidation, business combination, sale of assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company and its Subsidiaries or (iv) any other transaction the consummation of which would reasonably be expected to interfere with in a material way, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Parent of the transactions contemplated hereby (but excluding, in each case, the transactions contemplated hereby).

     (d) For purposes of the Agreement, the term "Superior Proposal" means any bona fide Acquisition Proposal, which proposal was not solicited by the Company after the date of this Agreement, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in good faith to be more favorable to the Company and its stockholders than the Offer and the Merger (based on advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger).

     (e) For purposes of the Agreement, the term "third party" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act and the rules of the Commission promulgated thereunder, other than Parent or any of its affiliates.

     (f)  Notwithstanding the foregoing, nothing contained in this Section
5.04 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which the Board of Directors of the Company determines in good faith, on the basis of advice from outside legal counsel (who may be the Company's regularly engaged outside legal counsel), that such action is required in order to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law. Notwithstanding anything contained in this Agreement to the contrary, (i) any action by the Board of Directors permitted to be taken by this Section 5.04 shall not constitute a breach of this Agreement by the Company and (ii) any "stop-look-and-listen" communication with respect to the Offer, the Merger or this Agreement solely of the nature contemplated by Rule 14d-9 under the Exchange Act made by the Company as a result of an Acquisition Proposal shall in no event be deemed a withdrawal or modification by the Board of Directors of its approval or recommendation of the Offer, the Merger or this Agreement.

               Section 5.5. Publicity. The initial press releases with respect to the execution of this Agreement shall be approved in advance by both Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or statement with respect to the Merger, this Agreement or the other transactions contemplated hereby without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or national securities quotation system.

               Section 5.6. Indemnification; D&O Insurance. (a) The Company shall, and from and after the consummation of the Offer, Parent shall or shall cause the Surviving Corporation or an affiliate of Parent to indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. All rights to indemnification and exculpation existing in favor of the directors and officers of the Company as provided in the Company's Certificate of Incorporation or By-laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Time (including the right to advancement of expenses), shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the consummation of the Offer in any manner that would adversely affect the rights of the individuals who at or prior to the consummation of the Offer were directors or officers of the Company with respect to occurrences at or prior to the consummation of the Offer and Parent shall cause the Surviving Corporation to honor all such rights to indemnification.

     (b) For a period of three years after the Effective Time, Parent will cause the Surviving Corporation to use its reasonable best efforts to provide directors and officers liability insurance issued by a reputable insurer in respect of acts and omissions occurring prior to the Effective Time covering each of the Indemnified Parties currently covered by the Company's officers' and directors' liability insurance on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 5.06, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent.

               Section 5.7. Approvals and Consents; Cooperation; Notification. (a) The parties hereto shall use their respective reasonable best efforts, and cooperate with each other, to (i) determine as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers, including, pursuant to the HSR Act and other applicable antitrust or competition laws, advisable (in Parent's and Purchaser's discretion) or required in order to consummate the transactions contemplated by this Agreement, including, the Offer and the Merger, (ii) obtain such authorizations, approvals, consents or waivers as promptly as practicable and
(iii) prepare the Proxy Statement and the Offer Documents.

     (b) The Company, Parent and the Purchaser shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, under the HSR Act and other applicable antitrust or competition laws, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any Governmental Entity in connection therewith.

     (c) The Company shall give prompt notice to Parent of (i) the occurrence of any event, condition or development material to the Company and its Subsidiaries, taken as a whole, (ii) any notice or other communication from any Person claiming its consent is or may be required in connection with the transactions contemplated by this Agreement, (iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement and (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 3.10 or which relate to the consummation of the transactions contemplated by this Agreement. Each of the Company and Parent shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would cause any condition to the consummation of the Offer or the Merger not to be satisfied.

               Section 5.8. Reasonable Best Efforts; Further Assurances. (a) Each of the parties hereto agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Offer and the Merger.

     (b) At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

               Section 5.9. Shareholder Litigation. The Company and Parent agree that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company will keep Parent, and any counsel which Parent may retain at its own expense, informed of the course of such litigation, to the extent Parent is not otherwise a party thereto, and the Company agrees that it will consult with Parent prior to entering into any settlement or compromise of any such shareholder litigation; provided, that, no such settlement or compromise will be entered into without Parent's prior written consent, which consent shall not be unreasonably withheld.

               Section 5.10. Fair Price Statute. (a) If any "fair price" or "control share acquisition" or "anti-takeover" statute, or similar statute or regulations shall become applicable to the transactions contemplated by this Agreement or by the Stockholders Agreement, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

               Section 5.11. Non-solicitation and Non-Competition Agreements. As soon as practicable following the execution of this Agreement, the Company will enter into Non-Solicitation and Non-Competition Agreements substantially in the form of the agreements or as otherwise set forth in Section 5.11 of the Company Disclosure Schedule with the individuals and the entities listed in such Section of the Company Disclosure Schedule.

               Section 5.12. Transition Services. The Company shall enter into an agreement with Mills & Partners pursuant to which, at the election of the Company, Mills & Partners will provide transition services to the Surviving Corporation for a period of up to six months (as determined by the Company) following the Effective Time at a cost that is equal to the cost to Mills & Partners of providing those services. For the purposes of this Section, "transition services" means financial, treasury, accounting, tax, audit, benefit administration, management information services and other related services, and other similar administrative services currently provided to the Company or its Subsidiaries by Mills & Partners.


                                 ARTICLE 6
                                Conditions

               Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been adopted by the requisite vote of the holders of Company Stock, if required by applicable law and the Certificate of Incorporation (provided that Parent shall comply with its obligations in respect of the voting of Shares set forth in Section 1.08(b));

     (b) any waiting period applicable to the Merger under the HSR Act and other applicable antitrust or competition laws shall have expired or been terminated, as applicable;

     (c) no judgment, statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any Governmental Entity or court which prohibits or restrains the consummation of the Merger; and

     (d) Parent, the Purchaser or their affiliates shall have purchased shares of Company Stock pursuant to the Offer; provided that neither Parent nor the Purchaser may invoke this condition if Purchaser shall have failed to purchase shares of Company Stock so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.

               Section 6.2. Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations and warranties of Parent and the Purchaser shall be true and accurate in all material respects as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period); and

     (b) each of Parent and the Purchaser shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or the Purchaser, as the case may be, at or prior to the Effective Time.

               Section 6.3. Conditions to the Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations and warranties of the Company shall be true and accurate in all material respects as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period); and

     (b) the Company shall have performed in all material respects all of the respective obligations hereunder required to be performed by the Company, at or prior to the Effective Time.

               Section 6.4.  Exception.  The conditions set forth in Section
6.02 and 6.03 hereof shall cease to be conditions to the obligations of the parties if the Purchaser shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer.


                                 ARTICLE 7
                                Termination

               Section 7.1. Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

     (a)  By the mutual consent of Parent, the Purchaser and the Company.

     (b) By either of the Company, on the one hand, or Parent and the Purchaser, on the other hand:

                (i) if shares of Company Stock shall not have been purchased pursuant to the Offer on or prior to December 31, 1998; provided further, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase shares of Company Stock pursuant to the Offer on or prior to such date; or

               (ii) if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or prohibiting Parent to acquire or hold or exercise rights of ownership of the Shares, and such order, decree, ruling or other action shall have become final and non-appealable.

     (c)  By the Company:

                (i) if, subject to the provisions of Section 5.04(b) hereof and prior to the purchase of shares of Company Stock pursuant to the Offer, a third party shall have made an Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, is a Superior Proposal and the Company shall have executed a definitive agreement with such third party in respect of such Superior Proposal; or

               (ii) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any shares of Company Stock pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 7.01(c)(ii) if the Company is in material breach of this Agreement.

     (d) By Parent and the Purchaser if, prior to the purchase of shares of Company Stock pursuant to the Offer, (i) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger; (ii) the Board of Directors of the Company shall have approved or recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); or (iii) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or any of its affiliates) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 50% of the outstanding Shares or shall have acquired, directly or indirectly, at least 50% of the assets of the Company.

               Section 7.2. Effect of Termination. (a) In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, the Purchaser or the Company or their respective directors, officers, employees, stockholders, representatives, agents or advisors other than, with respect to Parent, the Purchaser and the Company, the obligations pursuant to this Section 7.02, Sections 5.12, 8.01, 8.02, 8.03, 8.04, 8.05, 8.06, 8.07, 8.08, 8.10, 8.11, 8.12, 8.13 and the last sentence of Section 5.02(a). Nothing contained in this Section 7.02 shall relieve Parent, the Purchaser or the Company from liability for willful breach of this Agreement.

     (b) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(c)(i) hereof or by Parent and the Purchaser pursuant to Section 7.01(d) hereof, the Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent on the next business day following such termination, an amount equal to $65,000,000 (the "Termination Fee").

     (c)  The Company acknowledges that the agreements contained in this
Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 7.02, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 7.02, the Company shall also pay to Parent its costs and expenses incurred in connection with such litigation.


                                 ARTICLE 8
                               Miscellaneous

               Section 8.1.  Amendment and Modification.  Subject to
applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.03(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company's stockholders hereunder without the further approval of such stockholders.

               Section 8.2. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.02 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time.

               Section 8.3.  Notices.   All notices and other communications
hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, with delivery by such service confirmed, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or the Purchaser, to:

               Tour Framatome
               1, Place de la Coupole
               92084 Paris La Defense
               France
               Telephone:  33 (0)1 47 96 14 43
               Telecopy:  33 (0)1 47 96 33 88
               Attention:  Philippe Anglaret


               with copies to:


               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, New York  10017
               Telephone:  (212) 450-4334
               Telecopy:  (212) 450-5648
               Attention:  John J. McCarthy, Jr., Esq.


          (b)  if to the Company, to:

               Berg Electronics Corp.
               101 South Hanley Road
               St. Louis, Missouri 63105
               Telephone: (314) 746-2245
               Telecopy: (314) 746-2299
               Attention: David M. Sindelar


               with a copy to:

               Weil, Gotshal & Manges LLP
               100 Crescent Court, Suite 1300
               Dallas, Texas  75201-6950
               Telephone:  (214) 746-7738
               Telecopy:  (214) 746-7777
               Attention:  R. Scott Cohen, Esq.



               Any notice which is not sent to the party's counsel in the manner and at the address or telecopy number set forth above within 24 hours following the time such notice is given to such party shall be deemed not to be validly delivered to such party.

               Section 8.4. Interpretation. The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the knowledge of" or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any senior or executive vice president, chief financial officer, general counsel, chief compliance officer, controller, and any officer superior to any of the foregoing. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 27, 1998. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. As used in this Agreement, "Person" means an individual or corporation, partnership, limited liability company, association, trust, unincorporated organization, joint venture, estate, governmental entity or other legal entity.

               Section 8.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

               Section 8.6.  Entire Agreement; Third Party Beneficiaries.
This Agreement and the Confidentiality Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.06, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               Section 8.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               Section 8.8.  Governing Law.   This Agreement shall be governed
and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

               Section 8.9. Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond in connection therewith and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

               Section 8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except that Parent and Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase Shares pursuant to the Offer, but any such transfer or assignment will not relieve Parent or Purchaser, as the case may be, of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

               Section 8.11. Expenses. Except as set forth in Section 7.02 hereof, all costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

               Section 8.12. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

               Section 8.13. Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               Section 8.14. Disclosure. The Company Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

               IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              FRAMATOME CONNECTORS INTERNATIONAL S.A.



                              By: /s/ Philippe Anglaret
                                  ------------------------------------------
                                  Name:  Philippe Anglaret
                                  Title: Chairman and President

                              BRAVO ACQUISITION CO.



                              By: /s/ Philippe Anglaret
                                  ------------------------------------------
                                  Name:  Philippe Anglaret
                                  Title: Chairman of the Board of Directors
                                         and President

                              BERG ELECTRONICS CORP.



                              By: /s/ James N. Mills
                                  ------------------------------------------
                                  Name:  James N. Mills
                                  Title: Chairman of the Board and
                                         Chief Executive Officer


                                                                       ANNEX A


               Notwithstanding any other provision of the Offer, subject to the provisions of the Merger Agreement, Parent and the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered Shares if (i) any applicable waiting period under the HSR Act or other applicable antitrust or competition laws has not expired or been terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after August 27, 1998, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following shall exist:

     (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, that has reasonable likelihood of success (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or the consummation by Parent of the Merger, or seeking to obtain material damages in connection with the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole; or

     (b) there shall be any statute, rule, regulation, order, decree or injunction enacted, promulgated or issued by any court, government or governmental authority or agency that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

     (c) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate in all material respects as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period);

     (d) the Company shall have breached or failed to perform or comply with, in any material respects, any obligation, agreement or covenant under the Merger Agreement;

     (e) the Merger Agreement shall have been terminated in accordance with its terms;

     (f) the Board of Directors of the Company shall have withdrawn or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates or the Board of Directors of the Company shall have adopted a resolution to do any of the foregoing.

               The foregoing conditions are for the sole benefit of the Purchaser and Parent (subject to any assignment in accordance with Section
8.10 hereof) and, subject to the Merger Agreement, may be asserted by either of them or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any such rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

               Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:


                     The Depositary for the Offer is:


                       Harris Trust and Savings Bank



                By Mail:                         By Facsimile Transmission           By Hand or Overnight Courier:
                                             (for Eligible Institutions only):
    c/o Harris Trust Company of New                   (212) 701-7636                c/o Harris Trust Company of New
                  York                                                                           York
          Wall Street Station                                                               Receive Window
             P.O. Box 1023                                                                 Wall Street Plaza
        New York, NY 10268-1023                                                       88 Pine Street, 19th Floor
                                                                                          New York, NY 10005
                                                   Confirm By Telephone:
                                                      (212) 701-7624




               Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                  The Information Agent for the Offer is:

                          D. F. KING & CO., INC.
                              77 Water Street
                         New York, New York 10005
              Banks and Brokers Call Collect: (212) 269-5550
                 All Others Call Toll Free: (800) 207-3159

                   The Dealer Manager for the Offer is:

                            Merrill Lynch & Co.
                          World Financial Center
                                North Tower
                       New York, New York 10281-1305
                       (212) 449-8971 (Call Collect)